UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES EXCHANGE ACT OF 1934

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USA TECHNOLOGIES, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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May 15, 2015

Dear Shareholder:

You are cordially invited to attend the Annual Meeting of Shareholders of USA Technologies, Inc. to be held at 9:30 a.m., Eastern Time, on June 18, 2015, at The Merion Cricket Club, 325 Montgomery Avenue, Haverford, Pennsylvania 19041. This proxy statement contains information about our Company and the four proposals to be voted upon by shareholders at the Annual Meeting. Please give this information your careful attention.

In connection with the Annual Meeting, enclosed herewith is the proxy statement and a proxy card. Whether or not you attend the Annual Meeting, it is important that your shares be represented and voted at the meeting. You may vote on the Internet or by telephone. If you are a holder of record, you may also vote by mail by completing, dating and signing the enclosed proxy card and returning it in the enclosed, postage-paid envelope furnished for that purpose. If you decide to attend the Annual Meeting, you will be able to vote in person, even if you have previously submitted your proxy.

I look forward to seeing you at the Annual Meeting.  In the meantime, please feel free to contact me with any questions you may have.

Sincerely,

/s/ Stephen P. Herbert
Stephen P. Herbert
Chairman and Chief Executive Officer

USA TECHNOLOGIES, INC.

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD ON JUNE 18, 2015

 To our Shareholders:

The Annual Meeting of Shareholders of USA Technologies, Inc., a Pennsylvania corporation (the “Company”), will be held at 9:30 a.m., Eastern Time, on June 18, 2015, at The Merion Cricket Club, 325 Montgomery Avenue, Haverford, Pennsylvania 19041, for the following purposes:

1.	The election of six directors to serve until the 2016 Annual Meeting of Shareholders;

2.	To act upon a proposal to ratify the appointment of McGladrey LLP as the independent registered public accounting firm of the Company for fiscal year 2015;

3.	To act upon a proposal to approve the USA Technologies, Inc. 2015 Equity Incentive Plan;

4.	To approve, on an advisory (non-binding) basis, the compensation of our named executive officers; and

5.	To transact such other business as may properly come before the Annual Meeting and any and all adjournments thereof.

The Board of Directors has fixed the close of business on May 5, 2015 as the record date for the determination of shareholders entitled to notice of, and to vote at, the Annual Meeting and any and all adjournments thereof.

You are cordially invited to attend the meeting in person. Whether or not you expect to attend the meeting in person, we urge you to vote your shares via the Internet or telephone or by completing and returning by mail the enclosed proxy card. Submitting your proxy now will not prevent you from voting your shares at the Annual Meeting if you want to, as your proxy is revocable at your option.

We have enclosed a copy of the Company’s Annual Report on Form 10-K for the 2014 fiscal year with this notice and proxy statement.

By Order of the Board of Directors,

/s/ Stephen P. Herbert
Stephen P. Herbert
Chairman and Chief Executive Officer

 IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON JUNE 18, 2015
The proxy statement, form of proxy card, and annual report on Form 10-K of USA Technologies, Inc. are available at:
http://www.astproxyportal.com/ast/14591

USA TECHNOLOGIES, INC.
PROXY STATEMENT FOR ANNUAL MEETING OF SHAREHOLDERS
June 18, 2015

GENERAL INFORMATION

These materials are intended to solicit proxies on behalf of the Board of Directors of USA Technologies, Inc., a Pennsylvania corporation (the “Company”), for use at the 2015 Annual Meeting of Shareholders (the “Annual Meeting”), to be held at 9:30 a.m., Eastern Time, on June 18, 2015, at The Merion Cricket Club, 325 Montgomery Avenue, Haverford, Pennsylvania 19041.

 The Company’s principal executive offices are located at 100 Deerfield Lane, Suite 140, Malvern, Pennsylvania 19355.

PROXY STATEMENT QUESTIONS AND ANSWERS

 Why have I been furnished this proxy statement?

This proxy statement is first being mailed to shareholders on or about May 15, 2015. You have been furnished with this proxy statement because you owned shares of Common Stock, no par value (“Common Stock”), or Series A Convertible Preferred Stock, no par value (“Series A Preferred Stock”), of the Company at the close of business on May 5, 2015, the record date for the Annual Meeting. Our Board of Directors has delivered printed versions of these materials to you by mail in connection with the Board’s solicitation of proxies on behalf of the Company for use at our Annual Meeting.

 What will I be voting on?

 You will be voting on:

1.	The election of Steven D. Barnhart, Joel Brooks, Stephen P. Herbert, Albin F. Moschner, William J. Reilly, Jr., and William J. Schoch to serve as directors until the 2016 Annual Meeting of Shareholders;

2.	A proposal to ratify the appointment of McGladrey LLP as the independent registered public accounting firm of the Company for fiscal year 2015;

3.	A proposal to approve the USA Technologies, Inc. 2015 Equity Incentive Plan;

4.	A proposal to approve, on an advisory (non-binding) basis, the compensation of our named executive officers; and

5.	Such other business as may properly come before the Annual Meeting and any and all adjournments thereof.

Could other matters be voted on at the Annual Meeting?

As of May 15, 2015, the items listed in 1 through 4 in the preceding question are the only matters which the Board intends to present at the Annual Meeting. If any other matters are properly presented for action, the persons named in the form of proxy will vote the proxy in accordance with their best judgment and opinion as to what is in the best interests of the Company.

How does the Board recommend I vote on the proposals?

The Board recommends a vote for each of the Board’s director nominees identified in Item 1, and for Items 2, 3 and 4.

How can I obtain directions to attend the Annual Meeting and vote in person?

The Merion Cricket Club, where the Annual Meeting will be held, is located at 325 Montgomery Avenue, Haverford, Pennsylvania 19041. You may obtain directions to the venue by contacting The Merion Cricket Club at (610) 642-5800 or by accessing their website at www.merioncricket.com, and clicking on the “Maps and Directions” link.

Who is paying for this proxy solicitation?

The cost of soliciting proxies will be borne by the Company. Such solicitation may also be made on behalf of the Company by the Company’s directors, officers or employees in person or by telephone, facsimile transmission or telegram. Employees, officers or directors will not receive any additional compensation for these solicitation activities.

Where can I access an electronic copy of the proxy statement and Annual Report on Form 10-K for the year ended June 30, 2014?

You may access an electronic copy of the proxy statement, form of proxy card, and the Annual Report on Form 10-K for the year ended June 30, 2014 at: http://www.astproxyportal.com/ast/14591.

Who is entitled to vote at or attend the Annual Meeting?

Only holders of Common Stock or Series A Preferred Stock of record at the close of business on May 5, 2015 will be entitled to notice of and to vote at the Annual Meeting.  Each share of Common Stock is entitled to one vote and each share of Series A Preferred Stock is entitled to 0.1940 of a vote on all matters to come before the Annual Meeting, with any fractional vote being rounded to the nearest whole number. On May 5, 2015, the record date for the Annual Meeting, the Company had issued and outstanding 35,761,163 shares of Common Stock and 445,063 shares of Series A Preferred Stock.

Shareholders of Record.  If, on the record date, your shares were registered directly in your name with the Company’s transfer agent, American Stock Transfer & Trust Company, then you are a shareholder of record. As a shareholder of record, you may vote in person at the meeting or vote by proxy. In order to be admitted to the Annual Meeting, you must present photo identification. In addition, your name will be verified against the list of shareholders as of the record date. If you do not comply with these procedures, you may not be admitted to the Annual Meeting.

Beneficial Owners.  If, on the record date, your shares were not held in your name, but rather were held in an account at a brokerage firm, bank or other nominee (commonly referred to as being held in “street name”), you are the beneficial owner of those shares. The organization holding your account is considered to be the shareholder of record for purposes of voting at the Annual Meeting. As a beneficial owner, you have the right to direct your broker or other nominee regarding how to vote the shares held in your account. You are also invited to attend the Annual Meeting. However, since you are not the shareholder of record, you may not vote your shares in person at the meeting unless you obtain a valid legal proxy from your broker or other nominee and bring the legal proxy to the Annual Meeting. If you want to attend the Annual Meeting, you must provide proof of beneficial ownership as of the record date, such as your account statement reflecting ownership as of the record date, a copy of the voting instruction card provided by your broker, trustee or nominee, or other similar evidence of ownership. If you do not comply with these procedures, you may not be admitted to the Annual Meeting.

How do I vote my shares?

You may vote either in person at the Annual Meeting or by proxy.

-- At the Annual Meeting.  Shares held in your name as the shareholder of record may be voted by you in person at the Annual Meeting. Shares held beneficially in street name may be voted by you in person at the Annual Meeting only if you obtain a legal proxy from the broker or other agent that holds your shares, giving you the right to vote the shares, and you bring the legal proxy to the Annual Meeting.

-- To vote by proxy, you must select one of the following options:

1.	Vote on the Internet:

•	Access www.voteproxy.com.

•	Have the proxy card in hand.

•	Follow the instructions provided on the site or scan the QR code with your smartphone.

•	Submit the electronic proxy by 11:59 p.m., Eastern Time, on June 17, 2015.

•	If you are not the shareholder of record but hold shares through a custodian, broker or other agent, such agent may have special voting instructions that you should follow.

2.	Vote by Telephone:

•	Call toll-free 1-800-PROXIES (1-800-776-9437) in the United States, or 1-718-921-8500 from foreign countries, from any touch-tone telephone.

•	Have the proxy card in hand.

•	Follow the instructions provided by the recorded message.

•	Transmit the telephone proxy by 11:59 p.m., Eastern Time, on June 17, 2015.

•	If you are not the shareholder of record but hold shares through a custodian, broker or other agent, such agent may have special voting instructions that you should follow.

3.	Complete the enclosed proxy card:

•	Complete all of the required information on the proxy card.

•	Date and sign the proxy card.

•	Return the proxy card in the postage-paid envelope provided as soon as possible.

•	If you are not the shareholder of record and hold shares through a custodian, broker or other agent, such agent may have special voting instructions that you should follow.

If you vote in a timely manner by the Internet or telephone, you do not have to return the proxy card for your vote to count. The Internet and telephone voting procedures appear in the enclosed proxy card. You may also log on or call the toll-free telephone number to change your vote.

Can I change my vote or revoke my proxy?

Yes. Whether you vote by Internet, or by telephone, or submit a proxy card with your voting instructions, you may revoke or change your vote by:

•	casting a new vote on the Internet or telephone,

•	submitting another written proxy with a later date,

•	sending a written notice of the change in your voting instructions to the Secretary of the Company if received the day before the Annual Meeting,

•	if you are a beneficial owner, by following the instructions sent to you by your broker, bank or other agent, or

•	voting in person at the Annual Meeting. Please note that your mere attendance at the Annual Meeting will not revoke a proxy.

 How are votes counted?

Shares of Common Stock or Series A Preferred Stock represented by properly executed proxy cards, or voted by proxy over the Internet or telephone, and received in time for the Annual Meeting will be voted in accordance with the instructions specified in the proxies. Any proxy not specifying to the contrary will be voted for the six nominees for directors listed in Item 1 referred to in the Notice of Annual Meeting, and in favor of the adoption of the proposals in Items 2, 3 and 4. If you grant a proxy, either of the officers named as proxy holders, Stephen P. Herbert and David M. DeMedio, or their nominees or substitutes, will have the discretion to vote your shares on any additional matters that are properly presented for a vote at the Annual Meeting or at any adjournment or postponement that may take place. If, for any unforeseen reason, any of our nominees is not available as a candidate for director, the persons named as proxy holders will vote your proxy for another candidate or other candidates nominated by our Board.

The inspector of elections designated by the Company will use procedures consistent with Pennsylvania law concerning the voting of shares, the determination of the presence of a quorum and the determination of the outcome of each matter submitted for a vote.

What are the securities entitled to vote at the Annual Meeting?

Each share of Common Stock issued and outstanding on the record date is entitled to one vote on each matter presented at the Annual Meeting. Each share of Series A Preferred Stock issued and outstanding on the record date is entitled to 0.1940 of a vote on each matter presented at the Annual Meeting, with any fractional vote being rounded to the nearest whole number. As of the record date, 35,761,163  shares of Common Stock were issued and outstanding and 445,063 shares of Series A Preferred Stock were issued and outstanding.

What is a quorum?

The presence, in person or by proxy, of the holders of a majority of the votes entitled to be cast on a particular matter by the shareholders at the Annual Meeting is necessary to constitute a quorum for purposes of consideration and action on the matter. Votes withheld from director nominees and abstentions on the other proposals to be considered at the Annual Meeting will be counted in determining whether a quorum has been reached, but the failure to execute and return a proxy will result in a shareholder not being considered present at the meeting. Broker non-votes will be counted as present for purposes of determining the existence of a quorum.  The holders of the Common Stock and Series A Preferred Stock vote together, and not as separate classes.  If a quorum is not present at the Annual Meeting, we expect that the Annual Meeting will be adjourned or postponed to solicit additional proxies.

How is each proposal to be adopted at the Annual Meeting?

If a quorum is present, the votes required for the election of the six nominees for directors and for the three other proposals to be considered at the Annual Meeting and the treatment of abstentions and broker non-votes in respect of such proposals are as follows:

- Item 1: The six nominees for directors receiving the highest number of votes will be elected directors. Broker non-votes will not have any effect on the election of directors.

- Item 2: The affirmative vote of a majority of the votes cast by the holders of the issued and outstanding shares of Common Stock and Series A Preferred Stock voting together is required to approve the ratification of the selection of our independent auditors. Abstentions will have the same effect as votes against the proposal and broker non-votes will not have any effect on the outcome of this proposal.

- Item 3:  The affirmative vote of a majority of the votes cast by the holders of the issued and outstanding shares of Common Stock and Series A Preferred Stock voting together is required to approve the 2015 Equity Incentive Plan. Abstentions will have the same effect as votes against the proposal and broker non-votes will not have any effect on the outcome of this proposal.

- Item 4: The affirmative vote of a majority of the votes cast by the holders of the issued and outstanding shares of Common Stock and Series A Preferred Stock voting together is required to approve, on an advisory (non-binding) basis, the compensation of our named executive officers. Abstentions will have the same effect as votes against the proposal and broker non-votes will not have any effect on the outcome of this proposal.

What is a broker non-vote?

Shares of stock held in street name with regard to which the broker or other nominee holding them indicates on a proxy that the broker has not received instructions from the beneficial owner to vote those shares in a particular manner are referred to as broker non-votes. Broker non-votes will have no effect in determining whether a proposal will be adopted at the Annual Meeting although they will be counted as present for purposes of determining the existence of a quorum.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Common Stock

The following table sets forth, as of May 5, 2015, the beneficial ownership of the Common Stock of each of the Company’s directors and executive officers and the other employees named in the Summary Compensation Table set forth below, as well as by the Company’s directors and executive officers as a group. The Company is not aware of any beneficial owner of more than five percent of the Common Stock. The Company believes that the beneficial owners of the Common Stock listed below, based on information furnished by such owners, have sole investment and voting power with respect to such shares, subject to community property laws where applicable.

Name and Address of	Number of Shares		Percent of
Beneficial Owner (1)	of Common Stock (2)		Class

Steven D. Barnhart
477 Madison Avenue, Suite 430	274,782	(3)	*
New York, NY 10022

Joel Brooks
100 Deerfield Lane, Suite 140	41,667	(4)	*
Malvern, Pennsylvania 19355

David M. DeMedio
100 Deerfield Lane, Suite 140	143,449	(5)	*
Malvern, Pennsylvania 19355

Stephen P. Herbert
100 Deerfield Lane, Suite 140	371,089	(6)	1.04%
Malvern, Pennsylvania 19355

Michael Lawlor
100 Deerfield Lane, Suite 140	35,552		*
Malvern, Pennsylvania 19355

Albin F. Moschner
1022 Aynsley Avenue	489,839	(7)	1.37%
Lake Forest, Illinois 60045

William J. Reilly, Jr.
1280 South Concord Road	59,455	(8)	*
West Chester, Pennsylvania 19382

Cary Sagady
100 Deerfield Lane, Suite 140	5,050		*
Malvern, Pennsylvania 19355

William J. Schoch
300 Montgomery Street, #400	61,141	(9)	*
San Francisco, California 94104

All Current Directors and Executive Officers	1,441,422		4.03%
As a Group (7 persons)

*Less than one percent (1%)

(1)	Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and derives from either voting or investment power with respect to securities. Shares of Common Stock issuable upon conversion of the Series A Preferred Stock, or shares of Common Stock issuable upon exercise of warrants and options currently exercisable, or exercisable within 60 days of May 5, 2015, are deemed to be beneficially owned for purposes hereof.

(2)	The percentage of common stock beneficially owned is based on 35,761,163 shares outstanding as of May 5, 2015.

(3)	Includes 6,667 shares underlying non-qualified stock options that vest on June 18, 2015.

(4)	Includes 6,667 shares underlying non-qualified stock options that vest on June 18, 2015.

(5)	Includes 6,387 shares that vest on June 30, 2015.

(6)	Includes 32,010 shares of Common Stock beneficially owned by Mr. Herbert’s child, and 27,440 shares of Common Stock beneficially owned by his spouse. Includes 12,216 shares that vest on June 30, 2015.

(7)	Includes 1,358 shares underlying Series A Preferred Stock. Includes 6,667 shares underlying non-qualified stock options that vest on June 18, 2015.

(8)	Includes 100 shares of Common Stock beneficially owned by Mr. Reilly’s child. Includes 97 shares underlying Series A Preferred Stock. Includes 6,667 shares underlying non-qualified stock options that vest on June 18, 2015.

(9)	Includes 6,667 shares underlying non-qualified stock options that vest on June 18, 2015.

Series A Preferred Stock

Other than the 7,000 shares of preferred stock beneficially owned by Mr. Moschner and 500 shares of preferred stock beneficially owned by Mr. Reilly, there were no shares of Series A Preferred Stock that were beneficially owned as of May 5, 2015 by the Company’s directors, executive officers, or the other employees named in the Summary Compensation Table set forth below.

ITEM 1
ELECTION OF DIRECTORS

The Board of Directors has nominated, and recommends the election of the six persons listed below to serve as directors of the Company. Each of these nominees is currently serving as a director. The Board has determined that the following five nominees are independent in accordance with the applicable listing standards of the NASDAQ Stock Market LLC: Steven D. Barnhart, Joel Brooks, Albin F. Moschner, William J. Reilly, Jr., and William J. Schoch. The following information is furnished with respect to each nominee for election as a director:

Name	Age	Position(s) Held
Steven D. Barnhart (2)(3)	54	Lead Independent Director
Joel Brooks (1)	56	Director
Stephen P. Herbert	52	Chief Executive Officer, Chairman of the Board of Directors
Albin F. Moschner (1)(3)	62	Director
William J. Reilly, Jr. (1)(4)	66	Director
William J. Schoch (4)	50	Director

(1)	Member of Audit Committee
(2)	Lead independent director
(3)	Member of Compensation Committee
(4)	Member of Nominating and Corporate Governance Committee

Each director to be elected at the Annual Meeting will hold office until the 2016 Annual Meeting of Shareholders, and until his successor has been elected and qualified. If any director resigns, dies or is otherwise unable to serve out his term, the Board may fill any vacancy by a vote of a majority of the directors then in office. A director appointed to fill a vacancy shall serve for the unexpired term of his predecessor.

Steven D. Barnhart was appointed to the Board of Directors in October 2009. Mr. Barnhart is the Company’s lead independent director and is a member of our Compensation Committee. Since September 2014, Mr. Barnhart has served as the Senior Vice President and Chief Financial Officer for Bankrate, Inc. From August 2012 to June 2014, Mr. Barnhart served as the Senior Vice President and Chief Financial Officer of Sears Hometown and Outlet Stores, Inc. From January 2010 to June 2012, Mr. Barnhart served as the Senior Vice President and Chief Financial Officer of Bally Total Fitness. Mr. Barnhart was Chief Executive Officer and President of Orbitz Worldwide from 2007 to January 2009, after holding other executive positions since 2003, when he joined the company. Prior to Orbitz Worldwide, he worked for PepsiCo and the Pepsi Bottling Group from 1990 to 2003, where he was Finance Director for the Southeast Business Unit of the Pepsi Bottling Group, and held various finance and strategy roles at PepsiCo. Mr. Barnhart received a Bachelor of Arts degree in Economics in 1984 from the College of the University of Chicago and a Masters in Business Administration in 1988 from the University of Chicago-Booth School of Business. Mr. Barnhart served on the Board of Directors of Orbitz Worldwide from 2007 to January 2009. We believe Mr. Barnhart’s extensive executive experience and leadership skills, and prior public board experience provide the requisite qualifications, skills, perspectives, and experiences to serve on our Board of Directors.

Joel Brooks joined the Board of Directors of the Company during March 2007. Mr. Brooks is the Chair of our Audit Committee. From December 2000 until May 2015, Mr. Brooks served as the Chief Financial Officer, Treasurer and Secretary of Sevion Therapeutics, Inc. (formerly Senesco Technologies, Inc.), a biotechnology company whose shares are traded on the OTCQB. From September 1998 until November 2000, Mr. Brooks was the Chief Financial Officer of Blades Board and Skate, LLC, a retail establishment specializing in the action sports industry. Mr. Brooks was Chief Financial Officer from 1997 until 1998 and Controller from 1994 until 1997 of Cable and Company Worldwide, Inc. He also held the position of Controller at USA Detergents, Inc. from 1992 until 1994, and held various positions at several public accounting firms from 1983 through 1992. Mr. Brooks received his Bachelor of Science degree in Commerce with a major in Accounting from Rider University in February 1983. We believe Mr. Brooks’ extensive accounting and finance background, and his executive experience at Sevion Therapeutics, Inc. provide the requisite qualifications, skills, perspectives, and experiences to serve on our Board of Directors.

Stephen P. Herbert has been our Chief Executive Officer and Chairman since November 30, 2011. He was elected a director in April 1996, and joined the Company on a full-time basis on May 6, 1996 as Executive Vice President. During August 1999, Mr. Herbert was appointed President and Chief Operating Officer of the Company. On October 5, 2011, Mr. Herbert was appointed as interim Chief Executive Officer and Chairman, and on November 30, 2011, he was appointed as the Chairman of the Board of Directors and Chief Executive Officer of the Company. Prior to joining us and since 1986, Mr. Herbert had been employed by Pepsi-Cola, the beverage division of PepsiCo, Inc. From 1994 to April 1996, Mr. Herbert was a Manager of Market Strategy. In such position he was responsible for directing development of market strategy for the vending channel and subsequently the supermarket channel for Pepsi-Cola in North America. Prior thereto, Mr. Herbert held various sales and management positions with Pepsi-Cola. Mr. Herbert graduated with a Bachelor of Science degree from Louisiana State University. We believe Mr. Herbert’s position as the President and Chief Operating Officer of our Company until October 5, 2011 and as Chairman and Chief Executive Officer of the Company thereafter, his intimate knowledge and experience with all aspects of our Company, and his extensive vending experience at PepsiCo before joining our Company provide the requisite qualifications, skills, perspectives, and experiences to serve on our Board of Directors.

Albin F. Moschner joined the Board of Directors of the Company in April 2012. He is the Chair of our Compensation Committee and a member of our Audit Committee. Mr. Moschner served at Leap Wireless International, Inc. as the Chief Operating Officer from July 2008 to February 2011 and as Chief Marketing Officer from August 2004 to June 2008. Prior to joining Leap Wireless, Mr. Moschner served as President of the Verizon Card Services division of Verizon Communications, Inc. From January 1999 to December 2000, Mr. Moschner was President of One Point Services at One Point Communications. Mr. Moschner served at Zenith Electronics Corporation as President and Chief Executive Officer from 1995 to 1996 and as President, Chief Operating Officer and Director from 1994 to 1995. Mr. Moschner has also served in various managerial capacities at Tricord Systems, Inc. and International Business Machines Corp. Mr. Moschner has also been serving on the Board of Wintrust Financial Corporation since 1994. Mr. Moschner holds a Bachelor of Engineering in Electrical Engineering from The City College of New York, awarded in 1974, and a masters degree in Electrical Engineering awarded by Syracuse University in 1979. We believe that Mr. Moschner’s marketing, manufacturing and wireless industry experience and long standing prior public board experience provide the requisite qualifications, skills, perspectives, and experiences to serve on our Board of Directors.

William J. Reilly, Jr., joined the Board of Directors of the Company in July 2012. He is a member of our Audit and Nominating and Corporate Governance Committees. He has been an independent consultant since January 2011. From September 2004 to November 2010, Mr. Reilly was President and Chief Executive Officer of Realtime Media, Inc., an interactive promotional marketing firm serving the pharmaceutical and consumer packaged goods markets. Following the sale of Realtime Media, Inc. in November 2010, Mr. Reilly was retained as a consultant until January 2011. From September 2002 to September 2004, Mr. Reilly was a principal at Chesterbrook Growth Partners, independent consultants to the private equity community. Between 1989 and 2002, Mr. Reilly served at various positions at Checkpoint Systems Inc., a multinational manufacturer and marketer of products and services for automatic identification, retail security, pricing and brand promotion, including as Chief Operating Officer, Executive Vice President, Senior Vice President of the Americas and Pacific Rim and Vice President of Sales. Prior to that, Mr. Reilly held national and sales management positions at companies in the medical electronics and telecommunications industries, including Minolta Corporation, Megatech Pty. Ltd. and Multitone Electronics PLC. He has also served on the Board of Veramark Technologies, Inc., a telecommunications software firm, from June 1997 to May 2008. Mr. Reilly graduated from Mount St. Mary’s University with a bachelors of science degree in Psychology in 1970. We believe that Mr. Reilly’s executive, business development and international experience provide the requisite qualifications, skills, perspectives and experiences to serve on our Board of Directors.

William J. Schoch joined the Board of Directors of the Company in July 2012. He is the Chair of our Nominating and Corporate Governance Committee. Mr. Schoch is the President and Chief Executive Officer of Western Payments Alliance, a non-profit payments association and has served in that capacity since March 2008. He serves on the Boards of Western Payments Alliance and NACHA, an industry trade association and the administrator of the Automated Clearing House (ACH) Network, and is on the steering committee of NACHA’s Council for Electronic Billing and Payment. From 1997 to 2008, Mr. Schoch worked at Visa International where, as the Vice President of Emerging Market Initiatives, he was responsible for the global development of the Visa Money Transfer Platform. Prior to that, Mr. Schoch served as a Vice President at Citibank, N.A. from 1989 to 1997 and as an Associate Director at NACHA from 1986 to 1989. Mr. Schoch obtained a Bachelor of Arts degree in 1986 from Indiana University of Pennsylvania with a major in Public Policy and a minor in Economics. We believe that Mr. Schoch’s experience and familiarity with the electronic payments industry and his leadership experience provide the requisite qualifications, skills, perspectives and experiences to serve on our Board of Directors.

Although  the Board of  Directors  has no reason to believe any of the nominees for director will be unable to accept such nomination, if such should occur, proxies will be voted  (unless  marked to the contrary)  for such  substitute  person or persons,  if any, as shall be  recommended  by the Board of Directors.  However, proxies will not be voted for more than six directors.  Shareholders who do not wish their shares to be voted for a particular nominee may so direct in the space provided in the proxy card.

Cumulative voting rights do not exist with respect to the election of directors.  Pursuant to the Articles of Incorporation and Pennsylvania law, the directors of the Company are to be elected by the holders of the Common Stock and Series A Preferred Stock voting together, with each share of Common Stock entitled to one vote and each share of Series A Preferred Stock entitled to 0.1940 of a vote, with each fractional vote being rounded to the nearest whole number.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” THE ELECTION OF ALL SIX NOMINEES.

CORPORATE GOVERNANCE – BOARD OF DIRECTORS

Independence of the Board of Directors

The Board of Directors has determined that Steven D. Barnhart, Joel Brooks, Albin F. Moschner, William J. Reilly, Jr. and William J. Schoch, which members constitute a majority of the Board of Directors, are independent in accordance with the applicable listing standards of the NASDAQ Stock Market LLC.

Meetings of the Board of Directors

The Board of Directors of the Company held a total of ten meetings during the fiscal year ended June 30, 2014.  Each member of the Board of Directors attended at least 75% of the aggregate number of meetings of the Board and Board Committees of which he or she was a member.  The Company’s policy regarding directors’ attendance at the annual meeting of shareholders, as described in the Company’s Corporate Governance Guidelines, is that all directors are strongly encouraged to attend the annual meeting. Seven of our directors (constituting all of the directors then serving) attended the 2014 Annual Meeting.

During the fiscal year ended June 30, 2014, the independent directors held six executive sessions at which only the independent directors were present.

Board Committees

The Board of Directors has a standing Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee.

Audit Committee

The Audit Committee of the Board of Directors presently consists of Mr. Brooks (Chair), Mr. Moschner and Mr. Reilly. The Board of Directors has determined that each member of the Audit Committee is independent as defined under the listing standards of the NASDAQ Stock Market LLC and under Rule 10A-3 of the Securities Exchange Act of 1934 (“Exchange Act”). The Board of Directors has also determined that Mr. Brooks is an “audit committee financial expert” as defined in Item 407(d)(5)(ii) of Regulation S-K. Our Audit Committee held six meetings during the 2014 fiscal year. The Audit Committee engages the Company’s independent accountants and is primarily responsible for approving the services performed by the Company’s independent accountants, for reviewing and evaluating the Company’s accounting principles, reviewing the independence of independent auditors, and reviewing the adequacy and effectiveness of the Company’s internal controls. The Audit Committee operates pursuant to a charter that was last amended and restated by the Board of Directors on April 11, 2006, a copy of which is accessible on the Company’s website, www.usatech.com.

Compensation Committee

The Compensation Committee of the Board of Directors presently consists of Mr. Moschner (Chair) and Mr. Barnhart. The Board of Directors has determined that each of the current members of the Compensation Committee is independent in accordance with the applicable listing standards of the NASDAQ Stock Market LLC. The Committee reviews and recommends compensation and compensation changes for the executive officers and directors of the Company and administers the Company’s incentive stock plans. The Compensation Committee met five times during the 2014 fiscal year. The Compensation Committee operates pursuant to a charter that was adopted by the Board of Directors in September 2007 and amended in May 2013, a copy of which is accessible on the Company’s website, www.usatech.com. The Compensation Committee Report appears on page 38 of this proxy statement.

Our Compensation Committee annually reviews and recommends for approval by the Board corporate goals and objectives relevant to the Chief Executive Officer and other executive officer's compensation, evaluates the Chief Executive Officer and other executive officer's performance in light of those goals and objectives, and recommends for approval to the Board the Chief Executive Officer's and other executive officer's compensation levels based upon this evaluation. The Committee has the authority to retain or obtain the advice of a compensation consultant or other adviser, and to be directly responsible for the appointment, compensation and oversight of the work of any such adviser.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee of the Board of Directors presently consists of Mr. Schoch (Chair) and Mr. Reilly. The Board of Directors has determined that each of the current members of the Nominating and Corporate Governance Committee is independent in accordance with the applicable listing standards of the NASDAQ Stock Market LLC. The Committee recommends for selection to the entire Board of Directors any nominees for director, including any appointments to fill vacancies. The Nominating and Corporate Governance Committee met five times during the 2014 fiscal year. The Nominating and Corporate Governance Committee operates pursuant to an amended and restated charter that was adopted by the Board of Directors on October 26, 2012, a copy of which is accessible on the Company’s website, www.usatech.com.

The Nominating and Corporate Governance Committee is responsible for identifying and recommending for selection by the Board nominees for election or re-election to the Board, or to fill any vacancies on the Board. The Committee also reviews and makes recommendations to the Board on the range of skills and expertise and other appropriate criteria which should be represented on the Board. The Nominating and Corporate Governance Committee will generally consider all relevant factors in identifying and recommending candidates to the Board, which may include independence, expertise that is useful to the Company and complementary to the background, skills and experience of the other Board members, a commitment to ethics and integrity, a commitment to personal and organizational accountability, a history of achievement that reflects superior standards for themselves and others, and a willingness to express alternate points of view while, at the same time, being respectful of the opinions of others and working collaboratively as a team player. The Nominating and Corporate Governance Committee will consider the following qualifications that it believes would be useful in director candidates: transaction processing experience, experience in bringing technology to market, experience in building a growth company, sales leadership experience and diversity of background such as gender and ethnicity. The Nominating and Corporate Governance Committee does not have a formal policy with regard to the consideration of diversity in identifying director nominees, but the Committee strives to nominate directors with a variety of complementary skills so that, as a group, the Board will possess the appropriate talent, skills, experience and expertise to oversee the Company’s business.

The directors on the Company’s Nominating and Corporate Governance Committee use their available network of contacts when compiling a list of potential director candidates. The Nominating and Corporate Governance Committee also considers potential director candidates recommended by shareholders and other parties, including other directors, and all potential candidates are evaluated based upon the above criteria. The Nominating and Corporate Governance Committee makes no distinction in its evaluation of candidates based on whether such candidates are recommended by shareholders or other parties.

Shareholders who wish to propose a potential director candidate may submit a recommendation in writing to the Secretary, USA Technologies, Inc., 100 Deerfield Lane, Suite 140, Malvern, Pennsylvania 19355, specifying the name of the candidate and stating in detail the qualifications of such person for consideration by the Nominating and Corporate Governance Committee. A written statement from the candidate consenting to be named as a candidate and, if nominated and elected, to serve as a director, should accompany any such recommendation.

The Nominating and Corporate Governance Committee is also responsible for the following:

•	Reviewing corporate governance polices and systems against applicable laws, regulations, and industry specific standards and practices, if any, including any securities regulatory authority or NASDAQ guidelines applicable to the Company;
•	Identifying best practices and developing and recommending to the Board corporate governance principles;
•	Providing to the Board the Committee’s assessment of which directors should be deemed independent directors under applicable SEC and NASDAQ rules and regulations;
•	Establishing procedures for, conducting and administering, an annual performance and effectiveness evaluation of the Board and reporting annually to the Board the results of its assessment; and
•	In consultation with the lead independent director and Chairman, making recommendations to the Board regarding the composition of the Board Committees, and annually reviewing the composition of each Committee and presenting recommendations for Committee memberships to the Board as needed.

The Board’s Role in Risk Oversight

Management is responsible for managing the risks that the Company faces. The Board of Directors is responsible for overseeing management’s approach to risk management. Management identifies material risks facing the Company on an ongoing basis and discusses those risks with the Board of Directors or its Committees, as appropriate. While the Board of Directors has ultimate responsibility for overseeing management’s approach to risk management, various Committees of the Board assist it in fulfilling that responsibility. In particular, the Audit Committee assists the Board in its oversight of risk management in the areas of financial reporting, internal controls and compliance with regulatory requirements.

Board Leadership Structure

Stephen P. Herbert has served as Chief Executive Officer and Chairman of the Board of Directors since November 30, 2011. At the present time, the Company believes that its leadership structure is appropriate as our Chief Executive Officer’s in-depth knowledge and experience with all aspects of our business, his exceptional leadership, and his vision for the Company’s future, make him the best-qualified director to serve as Chairman. In addition, as all of our Board Committees are comprised of independent directors, the Company does not believe that a separation of the Chairman and Chief Executive Officer roles is necessary at this time in order to provide additional meaningful risk oversight. The Board believes that its current leadership structure assures the appropriate level of management oversight and independence. In this regard, Mr. Barnhart's leadership in fulfilling his role as lead independent director counterbalances any potential conflict of interest arising from having our Chief Executive Officer serve as the Board's Chair.

On November 14, 2011, the Company’s independent directors unanimously appointed Steven D. Barnhart as the Company’s lead independent director. Pursuant to the Lead Independent Director Charter, Mr. Barnhart, in his role as lead independent director, shall carry out the following duties:

•	preside as Chair of all meetings of the Board at which the Chairman is not present, including executive sessions of the independent members of the Board;
•	approve information sent to the Board;
•	determine the frequency and timing of executive sessions of the independent directors;
•	consult in advance with the Chairman on the agenda and schedule of each meeting of the Board of Directors;
•	approve meeting schedules to assure that there is sufficient time for discussion of all agenda items;
•	approve meeting agendas for the Board;
•	provide input to the Chairman as to the scope and quality of information to be provided by management that is necessary or appropriate for the independent directors to effectively and responsibly perform their duties;
•	upon request from the Nominating and Corporate Governance Committee, assist with recruitment of director candidates;
•	act as a liaison between the independent directors and the Chairman;
•	in appropriate circumstances, recommend to the Chairman the retention of advisors and consultants who report directly to the Board;
•	if requested by major shareholders, ensure that he is available for consultation and direct communication; and
•	perform all other duties as may be reasonably assigned by the Board or the Chairman from time to time that are not inconsistent with the foregoing.

The text of the Lead Independent Director Charter is posted on our website at www.usatech.com.

Stock Ownership Guidelines

In April 2011, the Board of Directors adopted the Stock Ownership Guidelines (the “Guidelines”) for directors and executive officers. Pursuant thereto, the Chief Executive Officer is required to own shares of Common Stock with a value of at least three times his base salary and the Chief Financial Officer is required to own shares of Common Stock with a value of at least one time his base salary. The executive officers have five years to attain such level of ownership. The non-employee directors were required to own shares of Common Stock with a value of at least two times his or her annual cash retainer (not including any retainer for serving on a Board Committee) and had three years to attain such level of ownership. On November 19, 2013, the Board of Directors amended the Guidelines, requiring each non-employee director to own shares of Common Stock with a value of at least five times his or her annual cash retainer as well as for serving on one (but not more than one) Committee of the Board for a total share value of at least $150,000. Each director serving at the time of the amendment would have until June 30, 2016 to comply with the increased stock ownership requirements, and future directors would have five years to comply. The text of the policy is posted on our website at www.usatech.com.

Code of Business Conduct and Ethics

We have adopted a Code of Business Conduct and Ethics (the “Code of Conduct”) that applies to all of our directors, officers and employees. The text of the Code of Conduct is posted on our website at www.usatech.com. The Board of Directors must grant any waiver from a provision of the Code of Conduct to any executive officer or director, and we are required under the listing rules of the NASDAQ Stock Market LLC to publicly announce any such waiver within four business days.

Director Majority Voting Policy

The Board of Directors of the Company has adopted a Director Majority Voting Policy. Pursuant to the policy, any nominee for director in an uncontested election who receives a greater number of votes “withheld” from his or her election than votes “for” such election shall promptly submit to the Board a letter of resignation to the Secretary of the Company. The Nominating and Corporate Governance Committee will promptly consider the resignation and recommend to the Board whether to accept the tendered resignation or reject it. In considering whether to accept or reject the resignation, the Nominating and Corporate Governance Committee will consider relevant factors such as the underlying reasons for the majority withheld vote, the length of service and qualifications of the director whose resignation is tendered, the director’s contributions to the Company, and compliance with listing standards. The Nominating and Corporate Governance Committee would then consider the resignation and make a recommendation to the Board. The Board would then act on the Nominating and Corporate Governance Committee’s recommendation, which may include acceptance or rejection of the tendered resignation. The text of the policy is posted on our website at www.usatech.com.

Corporate Governance Guidelines

We continue to strengthen existing governance practices and develop new policies that make us a better company. In this regard, the Board of Directors adopted Corporate Governance Guidelines in May 2013, a copy of which is posted on our website at www.usatech.com. Highlights of our Corporate Governance Guidelines include:

•	Director Functions and Responsibilities. It is the duty of the Board to oversee management’s performance to ensure that the Company operates in an effective, efficient and ethical manner in order to produce value for the Company’s shareholders. The Board selects the Company’s Chief Executive Officer in the manner that it determines to be in the best interests of the Company’s shareholders. Our Chief Executive Officer also serves as our Chairman of the Board.

•	Lead Independent Director. All of the independent directors shall select the lead independent director by the affirmative vote of two-thirds of the independent directors voting. Mr. Barnhart serves as our lead independent director. That role is described above under “Board Leadership Structure.”

•	Director Qualification Standards. The Nominating and Corporate Governance Committee identifies and recommends for selection by the Board director candidates for nomination and election (or reelection) at the annual shareholder meeting or for appointment to fill vacancies. The relevant factors that the Nominating and Corporate Governance Committee considers are described in this proxy statement under “Board Committees”. No less than a majority of directors on the Board, as well as all members of the Audit, Compensation, and Nominating and Corporate Governance Committees, are independent as required by the NASDAQ Stock Market LLC. Directors are elected each year, and there are no term limits for serving on the Board and no mandatory retirement age.

•	Board Procedures. Each member of the Board is expected to ensure that other existing and future commitments, including employment responsibilities and service on the boards of other entities, do not materially interfere with the member's service as a director. No independent director may serve on the Boards of more than four other public companies and no employee director may serve on the Boards of more than one other public company. Management is encouraged to invite Company personnel to any Board meeting at which their presence and expertise would help the Board have a full understanding of matters being considered.

•	Executive Sessions of Independent Directors. The independent Board members may, if deemed necessary, meet in executive session at regular Board meetings, and at other times as necessary. Executive sessions of the independent directors will be called and chaired by the lead independent director.

•	Director Compensation. The Compensation Committee annually reviews and recommends for approval to the Board the compensation of the directors. Each member of the Board has the option, in his or her discretion, to receive cash or stock, or some combination thereof, in payment of the compensation due for his or her service on the Board. Pursuant to the Stock Ownership Guidelines, by no later than June 30, 2016, each non-employee director is required to own shares of the Company's common stock with a value of at least five times his annual cash retainer as well as for serving on one (but not more than one) Committee of the Board for a total share value of at least $150,000.

•	Director Orientation and Continuing Education. The Nominating and Corporate Governance Committee works with management to provide an orientation for new directors. The Board encourages directors to participate in ongoing education, as well as participation in accredited director education programs.

•	Annual Executive Officer Evaluation. The Compensation Committee annually reviews and recommends for approval to the Board corporate goals relevant to the Chief Executive Officer and other executive officers' compensation, evaluates the Chief Executive Officer and other executive officers' performance in light of those goals, and recommends for approval to the Board the Chief Executive Officer's and other executives officers' compensation levels.

•	Management Succession. The Chief Executive Officer prepares and the Board reviews, on an annual basis, an emergency short-term succession contingency plan should an unforeseen event such as death or disability occur that prevents the Chief Executive Officer from continuing to serve.

•	Annual Performance Evaluation of the Board. The Nominating and Corporate Governance Committee establishes procedures for, and conducts and administers, an annual performance and effectiveness evaluation of the Board. Each committee also conducts an annual review of its own performance.

•	Committees. The Board has three committees – an Audit Committee, a Compensation Committee, and a Nominating and Corporate Governance Committee, each of which consists solely of independent directors. The full Board considers periodic rotation of Committee members and chairs, taking into account the desirability of rotation of Committee members and chairs, the benefits of continuity and experience, and applicable legal, regulatory and stock exchange listing requirements.

•	Review of Corporate Governance Guidelines. The Corporate Governance Guidelines shall be reviewed periodically by the Nominating and Corporate Governance Committee, and the Board will make changes when appropriate based on recommendations from the Committee.

Compensation of Non-Employee Directors

Members of the Board of Directors who are not employees of the Company receive cash and equity compensation for serving on the Board of Directors, as reviewed and recommended annually by the Compensation Committee with subsequent approval thereof by the Board of Directors. Each member of the Board has the option in his or her discretion, to receive cash or stock, or some combination thereof, in payment of the compensation due for his or her service on the Board.

Director Compensation Table

The table below summarizes the compensation earned or paid in cash by the Company to non-employee directors during the fiscal year ended June 30, 2014.

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)	Option Awards($)(2)	Total($)
Deborah G. Arnold(3)	$30,000	$-	$29,800	$59,800
Steven D. Barnhart	$70,000	$-	$29,800	$99,800
Joel Brooks	$30,000	$-	$29,800	$59,800
Albin F. Moschner	$30,000	$-	$29,800	$59,800
Frank A. Petito, III (4)	$20,000	$-	$-	$20,000
Jack E. Price	$30,000	$-	$-	30,000
William J. Reilly, Jr.	$40,000	$-	$29,800	$69,800
William J. Schoch	$30,000	$-	$29,800	$59,800

(1)	During fiscal year ended June 30, 2014, and included in the above table, we paid the following fees during the fiscal year:
•	Director: each Director received $20,000. Mr. Petito received $13,333.
•	Lead Independent Director: Mr. Barnhart received $40,000.
•	Audit Committee: each of Messrs. Brooks, Price and Reilly received $10,000.
•	Compensation Committee: each of Messrs. Barnhart and Moschner received $10,000. Mr. Petito received $6,667.
•	Nominating and Corporate Governance Committee: each of Ms. Arnold, Messrs. Reilly and Schoch received $10,000.

During the fiscal year ended June 30, 2014, and included in the above table, the following directors elected to receive their fees, or a portion thereof, in the Company’s Common Stock in lieu of cash:

•	Ms. Arnold and Messrs. Moschner and Schoch each elected to receive 15,980 shares for $30,000 of fees; Mr. Barnhart elected to receive 37,287 shares for $70,000 of fees; Mr. Petito elected to receive 11,217 shares for $20,000 of fees; and Mr. Reilly elected to receive 16,475 shares for $30,000 of fees.

(2)	Represents the fair value of options granted to each non-employee director on June 19, 2014 pursuant to our 2014 Incentive Stock Option Plan computed in accordance with FASB ASC Topic 718. Each non-employee director was granted options to purchase up to 20,000 shares of Common Stock at $2.05 per share which vest as follows: one-third on the first anniversary of the grant date; one-third on the second anniversary of the grant date; and one-third on the third anniversary of the grant date.

(3)	Resigned as a director effective January 23, 2015.

(4)	Resigned as a director effective February 27, 2014.

Shareholder Communications with the Board of Directors

Our Board of Directors has established a formal process for shareholders to send communications to the Board of Directors or individual directors. Shareholders may send communications to the Board of Directors or individual directors by e-mail at corporatesecretary@usatech.com, or by mail at 100 Deerfield Lane, Suite 140, Malvern, Pennsylvania 19355, Attn: Corporate Secretary.

All communications submitted under this policy will be received and processed by the Secretary of the Company and submitted to the Board or the requisite individual members of the Board as appropriate based on the facts and circumstances outlined in the communication. Communications may also be referred to other departments within the Company or to management rather than to the Board or any of its members. The Board of Directors has requested that certain items which are unrelated to the duties and responsibilities of the Board should generally not be furnished to the Board, such as product complaints, product inquiries, new product suggestions, resumes and other forms of job inquiries, surveys, business solicitations or advertisements, or communications which are primarily commercial in nature. In addition, material that is unduly hostile, threatening, illegal or similarly unsuitable will be excluded from distribution to the Board or any of its members. The Secretary will make available to any non-employee member of the Board any communication that is not distributed to the Board in accordance with the process described above at the director's request.

ITEM 2
RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

The firm of McGladrey LLP has been selected by the Audit Committee of the Board of Directors to serve as the Company’s independent registered public accounting firm for fiscal year 2015. The shareholders will be asked to ratify this appointment at the Annual Meeting.  A representative of McGladrey LLP is expected to be present at the Annual Meeting and will have the opportunity to make a statement if desired and is expected to be available to respond to appropriate questions.

The following resolution concerning the appointment of the independent registered public accounting firm will be presented to the shareholders at the Annual Meeting:

RESOLVED,  that the  appointment  by the Audit Committee of the Board of Directors of the  Company  of  McGladrey LLP,  independent  registered public  accounting  firm,  to examine the books,  accounts and records of the  Company  for the fiscal  year  ending June 30, 2015 is hereby ratified and approved.

The affirmative vote of a majority of the votes cast by all holders of the outstanding shares of Common Stock and Series A Preferred Stock voting together (with each share of Common Stock entitled to one vote and each share of Series A Preferred Stock entitled to 0.1940 of a vote on all matters to come before the Annual Meeting, with any fractional vote being rounded to the nearest whole number) is required for ratification of this proposal.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” THE RATIFICATION OF THE PROPOSAL SET FORTH ABOVE.

Audit and Non-Audit Fees

During the fiscal years ended June 30, 2014 and 2013, fees in connection with services rendered by McGladrey LLP were as set forth below:

	Fiscal 2014	Fiscal 2013
Audit Fees	$225,530	$211,186
Audit-Related Fees	5,800	10,905
Tax Fees	9,500	-
All Other Fees	-	-
Total	$240,830	$222,091

Audit fees consisted of fees for the audit of our annual financial statements and review of quarterly financial statements as well as services normally provided in connection with statutory and regulatory filings or engagements, consents and assistance with and reviews of Company documents filed with the Securities and Exchange Commission.

Audit related fees were primarily incurred in connection with our equity offerings, and fees in connection with attending the annual shareholders meeting.

Tax fees related to the review of our analysis of the timing and extent to which the Company can utilize future tax deductions in any year, which may be limited by provisions of the Internal Revenue Code regarding changes in ownership of corporations (i.e. IRS Code Section 382).

Audit Committee Pre-Approval Policy

The Audit Committee’s policy is to pre-approve all audit and permissible non-audit services provided by the independent registered public accounting firm on a case-by-case basis.

ITEM 3
APPROVAL OF 2015 EQUITY INCENTIVE PLAN

On April 30, 2015, the Board of Directors adopted, subject to shareholder approval, the USA Technologies, Inc. 2015 Equity Incentive Plan (the “2015 Equity Incentive Plan”). The 2015 Equity Incentive Plan provides for the granting of annual and long-term equity awards consisting of common stock awards and stock options to our employees, directors and consultants.

The number of shares issuable under the 2015 Equity Incentive Plan would be up to 1,250,000 shares of common stock. The number of shares available under the 2015 Equity Incentive Plan would represent approximately 3.5% of the shares of common stock that were issued and outstanding as of May 5, 2015. The Board believes that the shares available for grant under the 2015 Equity Incentive Plan and under the existing equity incentive plans of the Company would be sufficient to cover equity awards attributable to several performance cycles.

Purpose of the 2015 Equity Incentive Plan

The purpose of the 2015 Equity Incentive Plan is to promote the long-term success of the Company and the creation of shareholder value by (a) encouraging employees, outside directors and consultants to focus on critical long-range objectives, (b) encouraging the attraction and retention of employees, directors and consultants with superior qualifications, and (c) linking employees, directors and consultants directly to shareholder interests through increased stock ownership. In this regard, our Compensation Committee views long-term equity awards as a key component of the Company’s executive compensation program, and believes that use of equity awards helps align the interests of management with those of our shareholders, and motivates our executives to make sound business decisions focused on  long-term shareholder value creation and continuing the Company’s growth.

Promotion of Good Compensation Practices

The 2015 Equity Incentive Plan is designed to reinforce the alignment of equity compensation arrangements for our employees and directors with shareholder interests, and includes a number of practices that the Company believes represent best practices:

•	The 2015 Equity Incentive Plan allows us to grant equity incentive compensation in the form of either stock options or common stock awards, both of which may be subject to performance goals or criteria, which provides our Compensation Committee with sufficient flexibility to structure appropriate incentives;

•	The 2015 Equity Incentive Plan will be administered by the Compensation Committee, comprised entirely of independent directors;

•	The 2015 Equity Incentive Plan prohibits repricing of stock options without prior shareholder approval;

•	Stock options awarded under the 2015 Equity Incentive Plan may not have an exercise price lower than the fair market value of a share of common stock on the date of grant;

•	Subject to certain exceptions described in the 2015 Equity Incentive Plan, the 2015 Equity Incentive Plan includes a minimum vesting period of 12 months for awards granted under the plan;

•	The 2015 Equity Incentive Plan does not include liberal share recycling provisions;

•	The 2015 Equity Incentive Plan does not contain a liberal change of control definition and includes “double-trigger” provisions for the acceleration of vesting of outstanding equity awards following a change of control of the Company; and

•	Awards generally may not be transferred except by will or the laws of descent and distribution.

Key Data

The following table includes information regarding outstanding stock option awards, shares available for future equity awards under the existing equity incentive plans, and total shares outstanding as of May 5, 2015 (and without giving effect to approval of this proposal):

Total shares underlying outstanding options:	513,888
Total shares available under 2013 Stock Incentive Plan:	353,140
Total shares available under 2014 Stock Option Incentive Plan:	236,112
Total shares outstanding:	35,761,163

The Board believes that the shares available for grant under the 2015 Equity Incentive Plan and the shares available under existing equity incentive plans would be sufficient to cover equity awards attributable to several performance cycles.

Summary of the 2015 Equity Incentive Plan

A summary of the 2015 Equity Incentive Plan is set forth below. This summary is qualified in its entirety by the full text of the 2015 Equity Incentive Plan, a copy of which is attached to this proxy statement as Appendix “A.”

Shares Available. Assuming the 2015 Equity Incentive Plan is approved by the shareholders, we will be authorized to issue up to 1,250,000 shares as awards. The shares subject to grant under the 2015 Equity Inventive Plan are to be made available from authorized but unissued shares.

To the extent the Company grants a stock option or stock award under the 2015 Equity Incentive Plan, the number of shares of common stock that remain available for future grants under the plan shall be reduced by an amount equal to the number of shares subject to such award. Upon a cancellation, termination, forfeiture, expiration prior to exercise, or lapse for any reason of any award (or portion thereof), including by reason of failure to meet time-based vesting requirements or to achieve performance goals, then the number of shares of common stock underlying any such award, which were not issued as a result of any of the foregoing actions shall again be available for awards under the plan.

Notwithstanding anything to the contrary, shares subject to an award under the 2015 Equity Incentive Plan will not again be available for issuance under the 2015 Equity Incentive Plan if such shares are (i)  withheld to pay the exercise or purchase price of a stock option, or (ii) withheld to satisfy any purchase price or tax withholding obligations in connection with an award, or (iii) shares that are repurchased by the Company with proceeds received from payment of the exercise price of a stock option.

Additionally, the number of shares available for awards under the 2015 Equity Incentive Plan will be subject to adjustment in the event of a recapitalization, stock split, reverse stock split, combination of shares, reclassification, stock dividend, or other similar change in our capital structure.

Administration. The 2015 Equity Incentive Plan is to be administered by the Compensation Committee of the Board of Directors.

Subject to the provisions of the 2015 Equity Incentive Plan, the Compensation Committee has full authority and discretion to take the following actions: (i) determine the types of awards to be granted under the plan; (ii) to determine when awards are to be granted under the plan; (iii) to establish any performance goals applicable to any award; (iv) to determine the number of shares to be made subject to each award; (v) to prescribe the terms and conditions of each award, including (without limitation) the exercise price of any stock options, and the vesting or duration of any awards; (vi) to specify the provisions of the award agreement relating to any award; (vii) to interpret the plan and apply its provisions; (viii)  to adopt, amend or rescind rules, procedures and forms relating to the plan; (ix) to authorize any person to execute, on behalf of the Company, any instrument required to carry out the purposes of the plan; (x) to select the participants; (xi) to determine whether a stock option is to be classified as an incentive stock option or as a nonqualified stock option; (xii) to amend any outstanding award agreement, subject to applicable legal restrictions and the consent of the participant if the participant's rights or obligations would be materially impaired; (xiii) to prescribe the consideration for the grant of each award or other right under the plan and determine the sufficiency of such consideration; (xiv) to correct any defect, supply any omission, or reconcile any inconsistency in the plan or any award agreement; (xv) to verify the extent of satisfaction of any performance goals or other conditions applicable to the grant, issuance, exercisability, vesting and/or ability to retain any award; and (xvi) to take any other actions deemed necessary or advisable for the administration of the plan.

If any awards are to be granted under the 2015 Equity Incentive Plan to an executive officer of the Company or to a director, any such award shall also be approved by the Board of Directors.

Subject to the terms and limitations set forth in the 2015 Equity Incentive Plan, the Chairman and Chief Executive Officer has the authority to (i) designate employees (other than executive officers) to be the recipients of awards, and (ii) determine the number of shares to be awarded to such employees. The Compensation Committee and the Chairman and Chief Executive Officer shall, on an annual basis, agree upon and specify the total number of shares that may be so designated.

The Board may at any time and from time to time, terminate, suspend or discontinue the 2015 Equity Incentive Plan. The Board of Directors may at any time and from time to time, alter or amend the 2015 Equity Incentive Plan, subject to any requirement of shareholder approval imposed by applicable law, rule or regulation, provided that any material amendment to the 2015 Equity Incentive Plan will not be effective unless approved by the Company’s shareholders. No termination, amendment, or modification of the 2015 Equity Incentive Plan shall adversely affect in any material way any award previously granted under the 2015 Equity Incentive Plan, without the written consent of the participant holding such award.

The 2015 Equity Incentive Plan shall remain in effect until terminated by the Board, provided, however, that no incentive stock option shall be granted under the 2015 Equity Incentive Plan on or after the ten year anniversary of the effective date of the 2015 Equity Incentive Plan.

Awards. The following types of awards may be granted under the 2015 Equity Incentive Plan:

Stock Options. Stock options may be granted in the form of incentive stock options (“incentive stock options”) within the meaning of Section 422 of the Internal Revenue Code of 1986, amended (the “Code”), or stock options not meeting such Code definition (“nonqualified stock options”). The 2015 Equity Incentive Plan permits all of the shares available under the 2015 Equity Incentive Plan to be awarded in the form of incentive stock options if the Compensation Committee so determines. The exercise period for any stock option will be determined by the Compensation Committee at the time of grant which may provide that stock options may be exercisable in installments, provided that no stock option will be exercisable later than seven years after its date of grant. The exercise price per share of common stock of any stock option may not be less than the fair market value of a share of common stock on the date of grant. The Compensation Committee may condition the award of a stock option upon the achievement of one or more performance goal(s) specified in the award agreement. Each stock option may be exercised in whole, at any time, or in part, from time to time, after the grant becomes exercisable. The Compensation Committee will provide for the exercise price to be payable in cash, payable in shares of already owned common stock, payable through the withholding of common stock which would otherwise be delivered to the participant, or in any combination of cash, already owned or withheld common stock, pursuant to a broker-assisted cashless exercise program, or by such methods as the Compensation Committee may deem appropriate.

Restricted Shares. Restricted shares are shares of common stock that may not be sold or otherwise disposed of during a restricted period after grant, the duration of which will be determined by the Compensation Committee. The Compensation Committee may provide for the lapse of such restrictions in installments. A recipient of a grant of restricted shares will generally earn unrestricted ownership thereof only if the individual is continuously employed by the Company during the entire restricted period. Unless otherwise set forth in a restricted share award agreement, the holder of restricted shares will have rights as a shareholder of the Company, including the right to vote with respect to the restricted shares. Under the 2015 Equity Incentive Plan, the vesting, exercisability or payment of restricted stock awards may be made subject to the satisfaction of performance goals or targets. The performance goals applicable to a particular award will be determined by the Compensation Committee.

Stock Awards. The Compensation Committee may grant a stock award representing an unrestricted transfer of ownership, subject to compliance with the exceptions to the minimum vesting provisions included in the 2015 Equity Incentive Plan.

The disposition of an award in the event of the retirement, disability, death or other termination of a participant’s employment or service will be as determined by the Compensation Committee as set forth in the award agreement.

Except to the extent permitted by the Compensation Committee with respect to nonqualified stock options, no award will be assignable or transferable except by will, or the laws of descent and distribution.

Minimum Vesting and Restricted Period. No award granted under the 2015 Equity Incentive Plan may become exercisable or vest prior to the first anniversary of the date of grant; provided, however, that such minimum vesting requirements may not apply (i) when employment terminates as a result of death, disability, layoff, retirement, divestiture or a termination by the Company without cause or by the participant due to constructive discharge or good reason, or (ii) to awards to newly hired employees, or awards of shares of common stock which, in the aggregate, do not exceed five percent of the total number of shares of common stock initially available under the 2015 Equity Incentive Plan.

Change of Control. The Company will undergo a change of control in the event of certain acquisitions of 51% or more of the Company’s common stock, a change in the majority of the Board of Directors under certain circumstances, or the consummation of a reorganization, merger or consolidation (unless, among other conditions, the Company’s shareholders receive more than 51% of the stock of the surviving company), a sale or disposition of all or substantially all of the assets of the Company, or a complete liquidation or dissolution of the Company.

In the case of a change of control pursuant to which the awards are not effectively assumed or replaced in accordance with the terms of the 2015 Equity Incentive Plan, then, upon such change of control, all stock options will become immediately exercisable and remain exercisable for the remainder of their term, all restrictions on restricted shares will lapse and shall become fully vested, and, unless otherwise specified in a participant’s award agreement, all payout opportunities under all outstanding awards subject to performance-based vesting requirements will be earned based on actual performance through the effective date of the change of control, and the vesting of all such awards will be accelerated as of the effective date of the change of control. In addition, the Board of Directors (as constituted before the change of control) may, in its sole discretion, require outstanding awards, in whole or in part, to be cancelled, and to provide for the holder to receive a cash payment (or shares in the resulting corporation or its parent corporation) in an amount (or having a value) equal to (i) in the case of a stock option, the number of shares then subject to the portion of such award cancelled multiplied by the excess, if any, of the highest per share price offered to holders of common stock in the change of control transaction, over the purchase price per share subject to the award, and (ii) in the case of restricted shares, the number of shares of common stock then subject to the portion of such award cancelled to the extent the performance criteria (if any) applicable to such award are satisfied multiplied by the highest per share price offered to holders of common stock in the change of control transaction.

In the event of the termination of a participant’s employment by the Company without “cause” or, to the extent permitted in the award agreement, the termination of a participant’s employment by the participant for a “constructive termination” or “good reason,” in each case, within the 18-month period following the occurrence of a change of control in which the outstanding awards were effectively assumed or replaced or otherwise remained outstanding, then, upon such termination of employment, all stock options will become immediately exercisable and remain exercisable for the remainder of their term, all restrictions on restricted shares will lapse, and, unless otherwise specified in a participant’s award agreement, with respect to awards subject to performance-based vesting conditions, (i) in the event the termination of employment occurs during the first twelve months of a performance period, all unvested awards will be prorated based on the greater of actual performance through the date of termination of employment and target performance, with the award prorated based on the number of full months the employee participated in the performance period, and the vesting of all such awards will be accelerated as of the effective date of such termination of employment, and (ii) in the event the termination of employment occurs on or after the first anniversary of the commencement of the performance period, all unvested awards will be earned at the greater of actual performance through the date of termination of employment and target performance.

Eligibility. Employees (including prospective employees), directors and consultants of the Company will be eligible to participate in the 2015 Equity Incentive Plan. As of May 5, 2015, each of the sixty-one employees of the Company and the six non-employee directors would be eligible to participate in the 2015 Equity Incentive Plan.

Clawback of Awards. Awards granted under the 2015 Equity Incentive Plan and any shares of common stock delivered pursuant to an award will be subject to forfeiture, recovery by the Company or other action pursuant to the applicable award agreement or any clawback or recoupment policy or as otherwise required under applicable law.

Existing Stock Compensation Plans

The 2015 Equity Incentive Plan will not affect or modify the existing equity incentive plans of the Company - the 2013 Stock Incentive Plan or the 2014 Stock Option Incentive Plan which were previously approved by our shareholders. As of May 5, 2015, there were 353,140 shares remaining available for issuance under the 2013 Stock Incentive Plan and 236,112 shares remaining available for issuance under the 2014 Stock Option Incentive Plan. Our employees, directors and consultants are eligible to receive awards of shares or stock options, as the case may be, under these existing plans.

The shares remaining available under the 2013 Stock Incentive Plan would, among other things, be utilized for any common stock to be earned by our executive officers under the 2015 Fiscal Year Long-Term Stock Plan (“2015 LTI Stock Plan”) which was adopted by the Board in August 2014, or to be issued to our directors in lieu of cash fees earned in fiscal year 2015.

The 2015 LTI Stock Plan provides that each executive officer would be awarded shares of common stock in the event that certain metrics relating to the Company’s 2015 fiscal year would result in specified ranges of year-over-year percentage growth.  The shares awarded under the plan would vest over the three-year period following issuance. As provided in the 2015 LTI Stock Plan, if all of the target goals are achieved, our executive officers would be awarded shares with a value of $519,633. For example, using the closing price of our shares on May 5, 2015 of $2.82, our executive officers would be awarded an aggregate of 184,267 shares if all of the target goals would be achieved.

The shares remaining available for issuance under the 2014 Stock Option Incentive Plan would, among other things, be available for any stock option awards which may be made to our employees (other than our executive officers) on account of fiscal year 2015. Through May 5, 2015, stock options were issued under this plan for (i) 120,000 shares to our non-employee directors in June 2014 (of which 20,000 were forfeited in January 2015 and became available for further issuance under this plan), (ii) 85,000 shares to employees other than executive officers in January 2015, and (iii) 328,888 shares to our executive officers in August 2014.

Benefits Under the 2015 Equity Incentive Plan

Awards, if any, will be granted under the 2015 Equity Incentive Plan only after the 2015 Equity Incentive Plan is approved by the shareholders. All awards under the 2015 Equity Incentive Plan will be made at the discretion of the Compensation Committee. Therefore, at the present time, it is not possible to determine the number of shares or stock options, if any, that will be received by any individuals or groups pursuant to the 2015 Equity Incentive Plan. We have therefore not included a table that reflects such awards.

The closing price per share of our common stock as reported on the NASDAQ Stock Market LLC on May 5, 2015 was $2.82.

The following table provides information concerning shares of common stock and stock options that were awarded during the fiscal year ended June 30, 2014 under our equity incentive compensation plans. The award amounts listed below do not purport to forecast or predict future awards under the 2015 Equity Incentive Plan to the listed persons or groups, and are not indicative of awards that may be granted to such persons, groups, or positions under the 2015 Equity Incentive Plan in the event the shareholders approve it at the Annual Meeting.

Name and Position	Grant Date Dollar Value	Number of Shares

Stephen P. Herbert	$66,335	36,649	(1)
Chairman and Chief Executive Officer

David M. DeMedio	$72,871	40,161	(2)
Chief Financial Officer

All Current Executive Officers as a Group	$139,206	76,810
All Current Directors who are not Executive Officers as a Group	$388,800	232,919	(3)
All Employees, including all current officers who are not Executive Officers, as a Group	$21,700	10,000

(1)	Represents shares awarded under the Fiscal Year 2014 Long-Term Stock Incentive Plan.
(2)	Represents (i) shares awarded under the Fiscal Year 2014 Long-Term Stock Incentive Plan, and (ii) shares awarded as a bonus in November 2013.
(3)	Represents 120,000 shares underlying stock options granted under our 2014 Stock Option Incentive Plan (20,000 of which were forfeited during January 2015) as well as Director fees paid in shares in lieu of cash.

Summary of Federal Income Tax Consequences of the 2015 Equity Incentive Plan

The following is a general summary as of the date of this proxy statement of the United States federal income tax consequences to the participants in the 2015 Equity Incentive Plan. The federal tax laws may change and the federal, state and local tax consequences for any participant will depend upon his or her individual circumstances. The summary does not purport to be complete and does not discuss the tax consequences arising in the context of the participant’s death or the income tax laws of any municipality, state or foreign country in which the participant’s income or gain may be taxable.

Incentive Stock Options. No taxable income will be recognized by an optionee upon either the grant or the exercise of an incentive stock option. Instead, a taxable event will occur upon the sale or other disposition of the shares acquired upon exercise of an incentive stock option, and the tax treatment of the gain or loss realized will depend on how long the shares were held before their sale or disposition. If a sale or other disposition of the shares received upon the exercise of an incentive stock option occurs more than (i) one year after the date of exercise of the option and (ii) two years after the date of grant of the option, the holder will recognize long-term capital gain or loss at the time of sale equal to the full amount of the difference between the proceeds realized and the exercise price paid. Generally, any gain realized by a participant will be taxed as long-term capital gain and any loss sustained will be long-term capital loss, and we will not be entitled to a deduction in respect to such disposition. However, except in the event of death, if shares acquired by a participant upon the exercise of an incentive stock option are disposed of by such participant before the expiration of the statutory holding periods (i.e., a “disqualifying disposition”), such participant will be considered to have realized as compensation taxed as ordinary income in the year of such disposition an amount, not exceeding the gain realized on such disposition, equal to the difference between the exercise price and the fair market value of such shares on the date of exercise of such option. Generally, any gain recognized on the disposition in excess of the amount treated as compensation or any loss realized on the disposition will constitute capital gain or loss, respectively. If a participant makes a “disqualifying disposition”, generally in the fiscal year of such “disqualifying disposition” we will be allowed a deduction for federal income tax purposes in an amount equal to the compensation realized by such participant.

Nonqualified Stock Options. No taxable income is recognized by an optionee upon the grant of an nonqualified stock option. Upon exercise, however, the optionee will recognize ordinary income in the amount by which the fair market value of the shares purchased, on the date of exercise, exceeds the exercise price paid for such shares. The income recognized by the optionee who is an employee will be subject to income tax withholding. We will be entitled to a tax deduction equal to the amount of ordinary income recognized by the optionee, provided that certain reporting requirements are satisfied. Upon the sale or disposition of shares acquired pursuant to the exercise of a nonqualified stock option, the difference between the proceeds realized and the optionee’s basis in the shares will be a capital gain or loss and will be treated as long-term capital gain or loss if the shares have been held for more than the applicable statutory holding period (which is currently more than one year for long-term capital gains).

Restricted Shares. A recipient of restricted shares generally will be subject to tax at ordinary income rates on the fair market value of the common stock at the time the restricted shares vest or are no longer subject to a substantial risk of forfeiture. However, a recipient who so elects under Section 83(b) of the Code within 30 days of the date of the grant will recognize ordinary taxable income on the date of the grant (and subject to withholding in respect of an employee) equal to the fair market value of the restricted shares on the date of grant as if the restricted shares were unrestricted and could be sold immediately reduced by the amount, if any, that the holder paid for such shares. If the shares subject to such election are forfeited, the recipient will not be entitled to any deduction, refund or loss for tax purposes with respect to the forfeited shares. Upon sale of the restricted shares after vesting or after the forfeiture period has expired, the holding period to determine whether the recipient has long-term or short-term capital gain or loss begins when the restriction period expires. However, if the recipient timely elects to be taxed as of the date of the grant, the holding period commences on the day after the date of the grant and the tax basis will be equal to the fair market value of the shares on the date of the grant as if the shares were then unrestricted and could be sold immediately.

Necessary Vote For Approval

The affirmative vote of a majority of the votes cast by all holders of the outstanding shares of Common Stock and Series A Preferred Stock voting together (with each share of Common Stock entitled to one vote and each share of Series A Preferred Stock entitled to 0.1940 of a vote on all matters to come before the Annual Meeting, with any fractional vote being rounded to nearest whole number) is required for approval of this proposal.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” THE PROPOSAL TO APPROVE THE 2015 EQUITY INCENTIVE PLAN.

ITEM 4
ADVISORY VOTE ON NAMED EXECUTIVE OFFICER COMPENSATION

As required by Section 14A of the Securities Exchange Act of 1934, shareholders are entitled to a non-binding vote on the compensation of our named executive officers (sometimes referred to as “say on pay”).

We are asking our shareholders to indicate their support and approval for our named executive officer compensation as described under the Executive Compensation section of this proxy statement, including the Compensation Discussion and Analysis, which describes in detail our executive compensation programs and the decisions made by the Compensation Committee and our Board of Directors.

The Compensation Committee is responsible for annually reviewing and recommending to the Board for approval the corporate goals and objectives relevant to the compensation of the executive officers of the Company, evaluating the executive officers’ performance in light of those goals and objectives, and recommending for approval to the Board the executive officers’ compensation levels based on this evaluation. The compensation program is designed to attract and retain key executives responsible for our success and motivate management to enhance long-term shareholder value. We have also designed and implemented our compensation package in order to be competitive with other companies in our peer group, as compiled by our compensation consultant. Our compensation package also takes into account individual responsibilities and performance. The Compensation Committee believes that compensation of the Company’s executive officers should encourage creation of shareholder value and achievement of strategic corporate objectives, and the Committee seeks to align the interests of the Company’s shareholders and management by integrating compensation with the Company’s annual and long-term corporate and financial objectives. In this regard, pay-for-performance is an important component of our compensation philosophy and is evident in the structure of our compensation program, and a significant portion of each named executive officer’s target compensation is tied to key operational and financial goals and performance.

For the reasons summarized above, and as discussed in more detail in the Executive Compensation section of this proxy statement, our Board of Directors is asking shareholders to approve a non-binding advisory vote on the following resolution:

RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion, in the Company's proxy statement for the 2015 Annual Meeting of Shareholders, is hereby approved.

The say-on-pay vote is advisory, and therefore not binding on the Company, the Compensation Committee or our Board of Directors. However, our Board of Directors and our Compensation Committee value the opinions of our shareholders and to the extent there is any significant vote against the named executive officer compensation as disclosed in this proxy statement, they will consider any shareholder’s concerns and the Compensation Committee will evaluate whether any actions are necessary to address those concerns.

At our 2013 annual meeting, a majority of our shareholders voted in favor of holding an advisory vote to approve executive compensation every year. The Board considered these voting results and decided to adopt a policy providing for an annual advisory shareholder vote to approve our executive compensation. Unless the Board modifies its policy on the frequency of holding “say on pay” advisory votes, the next “say on pay” advisory vote will occur at the 2016 annual meeting.

Necessary Vote For Approval

The affirmative vote of a majority of the votes cast by all holders of the outstanding shares of Common Stock and Series A Preferred Stock voting together (with each share of Common Stock entitled to one vote and each share of Series A Preferred Stock entitled to 0.1940 of a vote on all matters to come before the Annual Meeting, with any fractional vote being rounded to the nearest whole number) is required for approval of this proposal.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE, ON AN ADVISORY BASIS, “FOR” THE PROPOSAL TO APPROVE THE COMPENSATION OF THE NAMED EXECUTIVE OFFICERS.

EXECUTIVE COMPENSATION

EXECUTIVE OFFICERS OF THE COMPANY

Our executive officers are as follows:

Name	Age	Position(s) Held
Stephen P. Herbert	52	Chief Executive Officer and Chairman of the Board of Directors
David M. DeMedio	44	Chief Financial Officer

Certain information concerning Mr. Herbert is set forth elsewhere in this proxy statement.  See “Election of Directors.” The following description contains certain information concerning the foregoing executive officer who is not a director of the Company.

David M. DeMedio joined the Company on a full-time basis in March 1999 as Controller. In the Summer of 2001, Mr. DeMedio was promoted to Director of Financial Services where he was responsible for the sales and financial data reporting to customers, the Company’s turnkey banking services and maintaining and developing relationships with credit card processors and card associations. In July 2003, Mr. DeMedio served as interim Chief Financial Officer through April 2004. From April 2004 until April 12, 2005, Mr. DeMedio served as Vice President - Financial & Data Services. On April 12, 2005, he was appointed as the Company’s Chief Financial Officer. From 1996 to March 1999, prior to joining the Company, Mr. DeMedio had been employed by Elko, Fischer, Cunnane and Associates, LLC as a supervisor in its accounting and auditing and consulting practice. Prior thereto, Mr. DeMedio held various accounting positions with Intelligent Electronics, Inc., a multi-billion dollar reseller of computer hardware and configuration services. Mr. DeMedio graduated with a Bachelor of Science in Business Administration from Shippensburg University and is a Certified Public Accountant.

COMPENSATION DISCUSSION AND ANALYSIS

This Compensation Discussion and Analysis provides information about our compensation program for our named executive officers as of June 30, 2014  (collectively, the “named executive officers”): Stephen P. Herbert- Chairman and Chief Executive Officer; David M. DeMedio- Chief Financial Officer; Michael Lawlor-Vice President of Sales and Business Development; and Cary Sagady- Senior Vice President of Product Management & Network Solutions. Mr. Sagady retired from the Company effective December 31, 2014, and is no longer an employee of the Company.

Fiscal Year 2014 Business Highlights

The Compensation Committee has developed a compensation policy that is designed to attract and retain key executives responsible for the Company’s success and motivate management to enhance long-term shareholder value.

Fiscal year 2014 financial highlights, compared to the prior year, included:

•	19% increase in license and transaction fee revenues to $35.6 million, representing 84% of total revenues for the 2014 fiscal year;
•	18% increase in total revenues to $42.3 million;
•	Adjusted EBITDA of $6.4 million compared to Adjusted EBITDA of $5.8 million representing a 12% increase;
•	GAAP net income of $27.5 million (reflects recognition of $27.3 million of deferred tax assets) compared to a GAAP net income of $0.9 million;
•	Total connections to the Company’s cashless payment and telemetry service, ePort Connect®, grew by 24% during fiscal 2014;
•	After accrual for preferred dividends, net earnings per common share, for fiscal 2014 was $0.78 compared to a net earnings per common share of $0.01 for Fiscal 2013; and
•	Cash generated from operations was $7.1 million for fiscal 2014 compared to $6.0 million for fiscal 2013, an increase of approximately 18%.

Notwithstanding the substantial progress made by the Company during the 2014 fiscal year, and as discussed in greater detail below, the Company did not achieve all of the target goals established by the Compensation Committee for compensation of our executive officers under the Fiscal Year 2014 Short-Term Incentive Plan and Fiscal Year 2014 Long-Term Incentive Performance Share Plan. In this regard, when the target goals were established, the Committee believed that the attainment of the target goals would represent a significant achievement for management and were designed to stretch individual and corporate performance. Each of our executive officers did, however, attain his specific individual performance target goals  under the Fiscal Year 2014 Short-Term Incentive Plan which were established by the Compensation Committee.

Our 2014 Compensation Goals and Objectives

The Compensation Committee is responsible for annually reviewing and recommending to the Board for approval the corporate goals and objectives relevant to the compensation of the executive officers of the Company, evaluating the executive officers’ performance in light of those goals and objectives, and recommending for approval to the Board the executive officers’ compensation levels based on this evaluation. The compensation of Messrs. Lawlor and Sagady was determined by our Chief Executive Officer in consultation with the Compensation Committee. The Chief Executive Officer assisted the Committee in establishing the compensation of our other executive officer, David DeMedio. Our Chief Executive Officer regularly provides information to the Compensation Committee. The Chief Executive Officer is not present during voting or deliberations on his compensation. The Compensation Committee has, from time to time, retained an independent compensation consultant, Buck Consultants, LLC, as deemed necessary to assist the Committee in making appropriate recommendations regarding our executive officers’ compensation.

We have developed a compensation policy that is designed to attract and retain key executives responsible for our success and motivate management to enhance long-term shareholder value. The Compensation Committee believes that compensation of the Company’s executive officers should encourage creation of shareholder value and achievement of strategic corporate objectives, and the Committee seeks to align the interests of the Company’s shareholders and management by integrating compensation with the Company’s annual and long-term corporate and financial objectives. The Compensation Committee also ties a significant portion of each executive officer’s compensation to key operational and financial goals and performance.

We have also designed and implemented our compensation package in order to be competitive with other companies in our peer group, as compiled by our compensation consultant, and to motivate and retain our executive officers. Our compensation package also takes into account individual responsibilities and performance.

Certain elements of our compensation reflect different compensation objectives. For example, as base salaries are generally fixed in advance of the year in which the compensation will be earned, the Committee believes that it is appropriate to determine base salaries with a focus on similarly situated officers at comparable peer group companies while also having them reflect the officer’s performance. On the other hand, annual bonuses and long-term incentives are better able to reflect the Company’s performance as measured by financial measures such as total number of connections, total revenues, operating expenses, operating earnings, adjusted EBIDTA, and cash generated from operations. In addition, annual bonuses and long-term incentive awards, including the performance goals they are based on, help us achieve our goal of retaining executives, and motivating executive officers to increase shareholder value. The other elements of compensation reflect the Committee’s and Board’s philosophy that personal benefits, including retirement and health benefits, should be available to all employees on a non-discriminatory basis.

Our Executive Compensation Practices

Our compensation program for our executive officers features many commonly used “best practices” including:

•	Pay-for-performance. A substantial part of our executive officer’s pay is not guaranteed. For the 2014 fiscal year, our Chief Executive Officer had approximately 53% of his total target compensation tied to our performance while our Chief Financial Officer had approximately 47% of his total target compensation tied to our performance and individual performance goals.
•	Stretch performance goals. Our performance target goals are designed to stretch individual and organizational performance in order to receive target payouts.
•	Capped payouts under incentive plans. Both our long-term and short-term bonus programs have maximum payout amounts in order to discourage excessive risk taking.
•	Stock ownership guidelines. We have significant ownership guidelines. Our Chief Executive Officer is required to hold common stock with a value equal to a multiple of three times his base salary and our Chief Financial Officer is required to hold common stock with a value equal to one time his base salary.
•	No Tax Gross-Up Provisions. Effective September 27, 2011, the Company amended Mr. Herbert’s employment agreement to eliminate all excise tax gross-up provisions with respect to payments contingent upon a change of control.

•	Limited perquisites for our executives. Perquisites are not a significant portion of our executive officers’ compensation, representing 1% of Mr. Herbert’s and 0% of Mr. DeMedio’s total target compensation.
•	Independent compensation consultant. The Committee has from time to time retained an independent compensation consultant, Buck Consultants, LLC, to review the executive compensation programs and practices.
•	No payment on change of control without a “double trigger”. Payments under our employment agreements require two events for vesting – both the change of control and a “good reason” for termination of employment.
•	No repricing of underwater options. Our stock option incentive plan does not permit repricing or the exchange of underwater stock options without shareholder approval.

Pay-for-Performance Review

Pay-for-performance is an important component of our compensation philosophy and is evident in the structure of our compensation program. Our compensation approach is designed to motivate our executive officers to substantially contribute to the Company’s long-term sustainable growth. Our pay-for-performance approach provides that a large portion of our executive officers’ total compensation should be in the form of short-term and long-term incentive awards with performance hurdles designed to stretch individual and organizational performance.

Reinforcing pay-for-performance is a significant underpinning of our compensation program. During the 2014 fiscal year, a total of 53% of Mr. Herbert’s and 47% of Mr. DeMedio’s  total target compensation was in the form of performance-based variable compensation designed to motivate them to deliver strong business performance and create shareholder value. These compensation elements were dependent upon the Company’s achievement of pre-established financial and other business goals recommended by the Committee as well as individual goals established by the Committee. Based on actual results, the annual variable compensation amount and the ultimate value of the equity compensation awards could have been zero if the Company or management did not perform.

For fiscal year 2014, the targeted aggregate compensation of our named executive officers consisted of the following components expressed as a percentage of total compensation:

Named Executive Officer	Base Salary	Annual Bonus	Long-Term Incentive Compensation	Perquisites & Other Benefits	Total Compensation

Stephen P. Herbert	46%	7%	46%	1%	100%

David M. DeMedio	53%	7%	40%	0%	100%

Michael Lawlor	49%	49%	0%	2%	100%

Cary Sagady	61%	37%	0%	2%	100%

For fiscal year 2014, the aggregate compensation actually paid or awarded to our named executive officers consisted of the following components expressed as a percentage of total compensation:

Named Executive Officer	Base Salary	Annual Bonus	Long-Term Incentive Compensation	Perquisites & Other Benefits	Total Compensation

Stephen P. Herbert	76%	7%	15%	2%	100%

David M. DeMedio	82%	6%	12%	0%	100%

Michael Lawlor	88%	8%	0%	4%	100%

Cary Sagady	93%	3%	0%	4%	100%

Peer Group Analysis

In May 2011, Buck Consultants, LLC assembled a peer group of 12 companies that it deemed comparable to the Company on the basis of size, industry, and financial performance. The peer group included companies that offered networking, software or other technology solutions to businesses with revenues within the same range as the Company.  The peer group consisted of:

•	PAR Technology Corp.
•	Kit Digital Inc.
•	Local.com Corp.
•	TransAct Technologies, Inc.
•	Digimarc Corp.
•	Immersion Corp.
•	Onvia Inc.
•	LML Payment Systems, Inc.
•	Broadvision, Inc.
•	Edgar Online, Inc.
•	Interphase Corp.
•	Innovaro, Inc.

When making compensation decisions, the Committee reviews the aggregate target compensation paid to an executive officer relative to the compensation paid to similarly situated executives, to the extent available, at our peer companies. For fiscal year 2014, the Committee recommended a compensation program for our executive officers consisting of target level compensation approximately equal to the 50th percentile for similarly situated officers at the peer group companies compiled by Buck Consultants in May 2011.

During July 2014, the Committee obtained an updated analysis from Buck Consultants, LLC, which contained a new peer group and updated the compensation analysis that had been previously performed. The Committee utilized this new analysis in connection with its compensation recommendations for the 2015 fiscal year.

Elements of Compensation

This section describes the various elements of our compensation program for our named executive officers during the 2014 fiscal year. The components of compensation reflected in our named executive officers’ compensation program are set forth in the following table:

Element	Key Characteristics	Why We Pay this Element	How We Determine the Amount

Base Salary	Fixed compensation component payable in cash. Reviewed annually and adjusted when appropriate.	Provide a base level of competitive cash compensation for executive talent.	Experience, job scope, peer group, and individual performance.

Annual Bonus	Variable compensation component payable in cash or stock based on performance as compared to annually-established company and individual performance goals.	Motivate and reward executives for performance on key operational, financial and personal measures during the year.	Organizational and individual performance, with actual payouts based on the extent to which performance goals are satisfied.

Long Term Incentives	Variable compensation component payable in restricted stock.	Alignment of long term interests of management and shareholders. Retention of executive talent.	Organizational and individual performance, with actual payouts based on the extent to which goals are satisfied.

Perquisites and Other Personal Benefits	Fixed compensation component to provide basic competitive benefits.	Provide a base level of competitive compensation for executive talent.	Periodic review of benefits provided generally to all employees.

Base Salary

Base salary is the fixed component of our named executive officers' annual cash compensation and is set with the goal of attracting talented executives and adequately compensating and rewarding them for services rendered during the fiscal year. The Compensation Committee reviews our executive officers' base salary on an annual basis.

The base salaries of each of our executive officers reflect the individual's level of responsibility and performance. In recommending base salaries of our executive officers to the Board of Directors, the Compensation Committee also considers changes in duties and responsibilities, our business and financial results, and its knowledge of base salaries paid to executive officers of our peer group. The base salaries of each of Messrs. Sagady and Lawlor were established by our Chief Executive Officer after discussions with each employee.

None of our named executive officer's base salaries were increased during the 2014 fiscal year.

Annual Bonus

Performance-based annual bonuses are based on each named executive officer's achievement of individual performance goals and achievement of organizational goals. Annual bonuses are intended to provide officers with an opportunity to receive additional cash compensation based on their individual performance and Company results, including the achievement of pre-determined Company and individual performance goals. Performance-based bonuses are included in the compensation package because they incentivize our named executive officers, in any particular year, to pursue particular objectives that are consistent with the overall goals and strategic direction that the Board has set for the Company for that year.

The Committee believes that the annual performance-based bonus reinforces the pay-for-performance nature of our compensation program.

Fiscal Year 2014 Short-Term Incentive Plan

At the recommendation of the Compensation Committee, the Board of Directors adopted the Fiscal Year 2014 Short-Term Incentive Plan (the "2014 STI Plan") covering Messrs. Herbert and DeMedio. Pursuant to the 2014 STI Plan, each executive officer would earn a cash bonus in the event that the Company achieved during the 2014 fiscal year certain annual financial goals (80% weighting) and certain annual specific performance goals relating to the executive officer which were established by the Compensation Committee (20% weighting). The annual financial goals are total revenues (30% weighting), cash generated from operations (30% weighting), and non-GAAP net income (40% weighting). Assuming the minimum threshold target goal would be achieved for a particular metric, the amount of the cash bonus to be earned would be determined on a pro rata basis, provided that the bonus would not exceed the maximum distinguished award for that metric.

The Committee set the cash bonus opportunity for each executive officer as a percentage of his respective annual base salary as set forth in the following table.

Named Executive Officer	Threshold Performance	Target Performance	Distinguished Performance

Stephen P. Herbert	-	15%	30%

David M. DeMedio	-	12.5%	25%

Below were the threshold, target and distinguished cash bonus award target opportunities for our executive officers:

Named Executive Officer	Threshold Performance	Target Performance	Distinguished Performance

Stephen P. Herbert	$-	$51,184	$102,368

David M. DeMedio	$-	$29,283	$58,566

Mr. Herbert earned a cash bonus of $29,673, representing 11.7% of his base salary, and Mr. DeMedio earned a cash bonus of $17,238, representing 9.7% of his base salary, under the 2014 STI Plan. The Committee determined that each executive achieved all of the individual performance target goals established by the Committee. Based on the actual performance of the Company during the 2014 fiscal year, the minimum threshold performance targets established under the 2014 STI Plan were not met for non-GAAP net income. Revenues for the fiscal year were in excess of the minimum threshold target goal but less than the target goal, and cash from operations was in excess of the maximum distinguished performance target goal.

The cash bonuses were paid to the executive officers in September 2014.

Other Named Executive Officers' Cash Bonus

For the fiscal year ended June 30, 2014, the cash bonuses earned by Messrs. Lawlor and Sagady were based upon the attainment of financial target goals by the Company relating to connections (50% weighting for Mr. Sagady and 75% weighting for Mr. Lawlor), revenues (25% weighting for Mr. Sagady and 15% weighting for Mr. Lawlor), and adjusted EBITDA (25% weighting for Mr. Sagady and 10% weighting for Mr. Lawlor). Based on the actual performance of the Company during the 2014 fiscal year, the minimum threshold performance targets were not met for revenues and adjusted EBITDA. Connections for the fiscal year were in excess of the minimum threshold target goal but less than the target goal. The cash bonuses were paid to the officers in September 2014.

DeMedio Stock Bonus

During November 2013, and subsequent to the end of the 2013 fiscal year, upon recommendation of the Compensation Committee, the Board awarded to Mr. DeMedio 21,000 vested shares of common stock as a one-time bonus in recognition of his performance during the 2013 fiscal year. Although the Compensation Committee considered this bonus to be part of Mr. DeMedio's fiscal year 2013 compensation and is not considered to be part of Mr. DeMedio's compensation for the 2014 fiscal year under this Compensation Discussion and Analysis, this stock award is reflected as required by applicable disclosure regulations in the fiscal year 2014 compensation tables set forth below in this proxy statement.

Long-Term Incentive Compensation

As described above, the Committee believes that a substantial portion of each executive officer's compensation should be in the form of long-term incentive compensation in order to further align the interests of our executive officers and shareholders.

Fiscal Year 2014 Long-Term Incentive Performance Share Plan

At the recommendation of the Compensation Committee, the Board of Directors adopted the Fiscal Year 2014 Long-Term Incentive Performance Share Plan (the "2014 LTI Stock Plan") covering Messrs. Herbert and DeMedio. Under the 2014 LTI Stock Plan, each executive officer would be awarded shares of common stock in the event that certain metrics relating to the Company's 2014 fiscal year would result in specified ranges of year-over-year percentage growth. The metrics are total number of connections as of June 30, 2014 as compared to total number of connections as of June 30, 2013 (50% weighting), total license and transaction fee revenues earned during the 2014 fiscal year as compared to those earned during the 2013 fiscal year (25% weighting), and adjusted EBITDA earned during the 2014 fiscal year as compared to adjusted EBITDA earned during the 2013 fiscal year (25% weighting). The shares awarded under the 2014 LTI Stock Plan would vest as follows: one-third on the date of issuance; one-third on the first anniversary of the date of issuance; and one-third on the second anniversary of the date of issuance.

At the time of the establishment of the 2014 LTI Stock Plan, the Compensation Committee believed that the attainment of the target goals under the 2014 LTI Stock Plan would represent a significant achievement for management, and were designed to stretch the Company's and management's performance during the fiscal year.

The Committee established target long-term award levels for each executive officer as a percentage of his respective annual base salary as indicated in the table set forth below.

Named Executive Officer	Threshold Performance	Target Performance	Distinguished Performance

Stephen P. Herbert	-	100%	200%

David M. DeMedio	-	75%	150%

The table set forth below lists the value of the shares that would have been awarded to the executive officers under the 2014 LTI Stock Plan if all of the minimum threshold performance goals had been achieved, if all of the target performance goals had been achieved, and if all of the distinguished performance goals had been achieved. Assuming the minimum threshold target goal was achieved for a particular metric, the number of shares to be awarded for that metric was required to be determined on a pro-rata basis, provided that the award could not exceed the maximum distinguished award for that metric.

Named Executive Officer	Threshold Performance	Target Performance	Distinguished Performance

Stephen P. Herbert	$-	$341,277	$682,554

David M. DeMedio	$-	$175,699	$351,396

Based on the actual performance of the Company during the 2014 fiscal year, the minimum threshold performance targets established under the 2014 LTI Stock Plan were not met for revenues or adjusted EBITDA. Connections (50% weighting) for the fiscal year were in excess of the minimum threshold but less than the target goal. Consequently, the stock award to each executive officer under the 2014 LTI Stock Plan was as follows:

	Number of Shares	Value of Shares as of June 30, 2014

Stephen P. Herbert	36,649	$76,776

David M. DeMedio	19,161	$39,532

The shares awarded to Mr. Herbert had a value equal to 22.5% of his annual base salary, and the shares awarded to Mr. DeMedio had a value equal to 16.9% of his annual base salary. The shares were issued (subject to the vesting requirements) to the executive officers in September 2014.

Perquisites and Other Benefits

On and after September 5, 2012, our named executive officers were entitled to the health care coverage, group insurance and other employee benefits provided to all of our other employees. In this regard, we recommended to the Board, and the Board approved, the discontinuance of all fringe benefits previously provided to our named executive officers which were in excess of those generally available to the Company's employees. The base salaries of the named executive officers were increased by an amount equal to the annual payments attributable to these discontinued fringe benefits.

Post-Termination Compensation

Upon the recommendation of the Compensation Committee, in November 2013, the Board approved an amendment to Mr. DeMedio's employment agreement which provided that (i) if following a change of control of the Company, Mr. DeMedio would terminate his employment with the Company for good reason, or (ii) if the Company would terminate his employment at any time without cause, or (iii) if the Company would provide Mr. DeMedio with a notice of non-renewal of his employment agreement, then the Company would pay to him a lump sum equal to one times his base salary on or before the termination of his employment and all restricted stock awards or stock options would become vested as of the date of termination.

As set forth in his employment agreement, upon the termination of Mr. Herbert's employment under certain circumstances, including termination by the Company without cause or by a notice of non-renewal of the employment agreement, or under certain circumstances following a change of control of the Company, the Company has agreed to pay Mr. Herbert a lump sum amount equal to two times his annual base salary and all restricted stock awards or stock options would become vested as of the date of termination.

We believe that these provisions are an important component of each executive's employment arrangement and will help to secure the continued employment and dedication of our executive officers, notwithstanding any concern that they might have at such time regarding their own continued employment, prior to or following a change of control.

The Committee notes that there would be no payments to our executive officers upon a change of control without a "double trigger". Payments under our employment agreements require two events for vesting – both the change of control and a "good reason" for termination of employment.

Additional information regarding what would have been received by our executive officers had termination occurred on June 30, 2014 is found under the heading "Potential Payments upon Termination or Change of Control" on page 37 of this proxy statement.

Stock Ownership Policy

We believe that providing our executive officers who have responsibility for the Company's management and growth with an opportunity to increase their ownership of Company shares aligns the interests of the executive officers with those of the shareholders. In furtherance thereof, in April 2011, the Board approved Stock Ownership Guidelines that were recommended by the Compensation Committee. These guidelines provide that the Chief Executive Officer should own shares with a value of at least three times his annual base salary, and the Chief Financial Officer should own shares with a value of at least one times his annual base salary. Each executive officer has until April 2016 to comply with the policy.

In November 2013, the Compensation Committee recommended and the Board approved an amendment to our guidelines to provide that non-vested restricted stock awards would count towards the stock ownership requirements thereunder for executive officers and non-employee directors.

During November 2013, the Board of Directors approved our recommendation that each non-employee director own shares of common stock with a value of at least five times his or her annual cash retainer. For this purpose, the annual retainer shall include the annual retainer for service on the Board as well as the annual retainer for serving on one (but not more than one) Committee of the Board for a total share value of at least $150,000. Each director serving at the time of the amendment would have until June 30, 2016 to comply with the increased stock ownership requirements, and future directors would have five years to comply. Prior to the amendment, each non-employee director was required to own shares of common stock with a value of at least $40,000.

For purposes of these guidelines, "shares" include shares owned by the executive officer or director or by such person's immediate family members residing in the same household.

Effect Of 2014 Say-On-Pay Vote

At the 2014 annual meeting of shareholders, over 77% of the votes cast on the advisory vote on the compensation of our named executive officers were in favor of the Company's executive compensation disclosed in the proxy statement. The Compensation Committee considered the vote, and even though the results convey strong shareholder support for the Company's executive compensation programs and the Compensation Committee's decisions, the Committee determined that it was in the best interest of the Company and its shareholders to continue to evaluate our executive compensation programs and, if appropriate, to strengthen certain aspects of these programs.

Impact of Taxation and Accounting Considerations on Executive Compensation

The Compensation Committee and the Board of Directors take into account tax and accounting consequences of the compensation program and weigh these factors when setting total compensation and determining the individual elements of any executive officer's compensation package.

The stock awards to our executive officers under our stock incentive plans as well as any option awards under our 2014 Stock Option Incentive Plan provide that the executive is responsible for any withholding or payroll tax obligations incurred by the Company in connection with the award, and that the executive may satisfy any such obligations by, among other things, either the delivery to the Company of a cash payment equal to the obligations, or the assignment or transfer to the Company of shares having a value equal to the obligations, or such other method that shall be satisfactory to the Company.

SUMMARY COMPENSATION TABLE

The following table sets forth certain information with respect to compensation paid or accrued by the Company during the fiscal years ended June 30, 2014, 2013, and 2012 to each of the executive officers and employees of the Company named below ("named executive officers"):

Name and Principal Position	Fiscal Year	Salary	Bonus (2)	Stock Awards (3)	All Other Compensation (4)	Total

Stephen P. Herbert	2014	$341,227	$29,673	$341,227	$10,000	$695,127
Chief Executive Officer, President	2013	$341,227	$51,250	$111,399	$10,000	$513,876
& Chairman of the Board (1)	2012	$332,246	$40,000	$391,300	$18,748	$782,294

David M. DeMedio	2014	$237,875	$17,238	$213,709	$-	$468,822
Chief Financial Officer	2013	$234,265	$-	$4,024	$4,813	$243,102
2012		$219,615	$-	$134,542	$18,190	$372,347

Cary Sagady	2014	$200,300	$7,109	$-	$7,721	$215,130
Sr. VP Product Management &	2013	$198,200	$42,063	$-	$12,100	$252,363
Network Solutions	2012	$193,066	$64,680	$-	$16,016	$273,762

Michael Lawlor	2014	$179,800	$15,953	$-	$8,670	$204,423
VP of Sales & Business	2013	$179,800	$62,930	$-	$10,000	$252,730
Development	2012	$173,745	$96,320	$36,200	$15,197	$321,462

(1)	Mr. Herbert was formerly the Company's President and Chief Operating Officer through October 4, 2011 and interim Chairman and Chief Executive Officer from October 5 through November 29, 2011. Mr. Herbert was named Chairman of the Board, Chief Executive Officer and President on November 30, 2011.
(2)	Represents cash bonuses earned upon such person's performance during the fiscal year or upon the attainment by the Company of certain target goals.
(3)	In accordance with FASB ASC Topic 718, the price of our common stock on the grant date equals the grant date fair value of these stock awards. For fiscal year 2014, represents (i) 188,523 shares with a value of $341,227 that would have been earned by Mr. Herbert under the 2014 LTI Stock Plan if all of the target goals had been achieved, (ii) 21,000 shares with a value of $38,010 granted to Mr. DeMedio as a bonus on November 7, 2013, and (iii) 97,071 shares with a value of $175,699 that would have been earned by Mr. DeMedio under the 2014 LTI Stock Plan if all of the target goals had been achieved. Based on the actual financial results, Mr. Herbert was awarded 36,649 shares with a grant date value of $66,335 and Mr. DeMedio was awarded 19,161 shares with a grant date value of $34,861 under the 2014 LTI Stock Plan. If all of the maximum target levels had been achieved under the 2014 LTI Stock Plan, Mr. Herbert would have earned 377,102 shares with a grant date value of $682,554, and Mr. DeMedio would have earned 194,141 shares with a grant date value of $351,396. The shares earned under the 2014 LTI Stock Plan vest as follows: one-third on June 30, 2014; one-third on June 30, 2015; and one-third on June 30, 2016.
(4)	During the 2014 fiscal year, represents matching 401(k) contributions for Messrs. Herbert, Lawlor and Sagady.

GRANTS OF PLAN-BASED AWARDS TABLE

The table below summarizes the amounts of awards granted to our named executive officers during the fiscal year ended June 30, 2014:

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)			Estimated Future Payouts Under Equity Incentive Plan Awards (2)			All Other Stock Awards: Number of Shares of Stock or Units (3)	Grant Date Fair Value of Stock and Option (4)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)	Units (#)	Awards ($)

Stephen P. Herbert		-	51,184	102,368	-	-	-	-	$-
	11/7/2013	-	-	-	-	188,523	377,102	-	$341,227
David M. DeMedio		-	29,283	58,566	-	-	-	-	$-
	11/7/2013	-	-	-	-	97,071	194,141	-	$175,699
	11/7/2013	-	-	-	-	-	-	21,000	$38,010
Cary Sagady		-	120,000	-	-	-	-	-	$-
Michael Lawlor		-	179,800	-	-	-	-	-	$-

(1)	Represents awards granted to Messrs. Herbert and DeMedio by the Board of Directors under the 2014 STI Plan. The plan provides for the award of a cash bonus if all targets are achieved as follows: Mr. Herbert - $51,184 and Mr. DeMedio - $29,283. If none of the minimum, threshold targets are achieved, the executive officers would not earn a cash bonus. If all of the maximum distinguished target goals are achieved, the executive officers would earn a cash bonus as follows: Mr. Herbert – $102,368 and Mr. DeMedio – $58,566. Mr. Herbert was awarded $29,673 and Mr. DeMedio was awarded $17,238 under the plan.
Represents cash bonus opportunity for Messrs. Sagady and Lawlor if all of the target goals were achieved. Mr. Sagady was awarded $7,109 and Mr. Lawlor was awarded $15,953.
(2)	Represents awards granted by the Board of Directors under the 2014 LTI Stock Plan. The plan provides for the award of shares having the following value if all targets are achieved; Mr. Herbert - $341,227 and Mr. DeMedio - $175,699. If none of the minimum threshold year-over-year percentage target goals are achieved, the executive officers would not be awarded any shares; and if all maximum distinguished targets are achieved the executive officers would be awarded shares having the following value: Mr. Herbert - $682,454 and Mr. DeMedio - $356,812. The number of shares in the table above represents the total dollar value of the award divided by the grant date value of the share. Mr. Herbert was awarded 36,649 shares and Mr. DeMedio was awarded 19,161 shares under the plan of which one-third vested on June 30, 2014, one-third vests on June 30, 2015 and one-third vests on June 30, 2016
(3)	Represents 21,000 shares of common stock granted to Mr. DeMedio as a bonus in recognition of his performance during the 2013 fiscal year.
(4)	Amount represents the grant date fair value determined in accordance with ASC 718. For Mr. Herbert, represents the grant date value of 188,523 shares which would have been awarded to him if the target goals had been achieved under the 2014 LTI Stock Plan. For Mr. DeMedio, represents the grant date value of 97,071 shares which would have been awarded to him if the target goals had been achieved under the 2014 LTI Stock Plan as well as the grant date value of 21,000 shares awarded to him on November 7, 2013. Based on the actual financial results, Mr. Herbert was awarded 36,649 shares with a grant date value of $66,335 and Mr. DeMedio was awarded 19,161 shares with a grant date value of $34,861 under the 2014 LTI Stock Plan.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR END

The following table shows information regarding unexercised stock options and unvested equity awards granted to the named executive officers as of the fiscal year ended June 30, 2014:

	Option Awards		Stock Awards
Name	Number of Securities Underlying Unexercised Options(#) Exercisable	Option Exercise Price($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested($)
Stephen P. Herbert	-	$-		48,241	(1)	$101,789

David M. DeMedio	-	$-		12,774	(1)	$26,953

Cary Sagady	-	$-				$-

Michael Lawlor	-	$-				$-

(1)	Reflects 24,432 shares for Mr. Herbert and 12,774 shares for Mr. DeMedio awarded under the 2014 LTI Stock Plan. Shares vest one-half on June 30, 2015 and one-half on June 30, 2016. The closing market price on June 30, 2014, or $2.11 per share, was used in the calculation of market value. Reflects 23,809 shares granted to Mr. Herbert under a long term incentive plan on September 5, 2012. The shares vest any time prior to September 5, 2015, and at such time the Company's common stock would close above $2.50 per share for thirty consecutive trading days. The closing market price on June 30, 2014, or $2.11 per share, was used in the calculation of market value.

OPTION EXERCISES AND STOCK VESTED

The following table sets forth information regarding options exercised and shares of Common Stock acquired upon vesting by our named executive officers during the fiscal year ended June 30, 2014:

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Stephen P. Herbert (1)	-	$-	33,334	$59,001
David M. DeMedio (2)	-	$-	29,334	$52,761
Cary Sagady	-	$-	-	$-
Michael Lawlor	-	$-	-	$-

(1)	Represents 33,334 shares valued at $1.77 per share that vested on September 27, 2013.
(2)	Represents 8,334 shares valued at $1.77 per share that vested on September 27, 2013 and 21,000 shares valued at $1.81 that vested on November 7, 2013.

EQUITY COMPENSATION PLAN INFORMATION

As of June 30, 2014, equity securities authorized for issuance by the Company with respect to compensation plans were as follows:

Plan category	Number of Securities to be issued upon exercise of outstanding options and warrants (a)	Weighted average exercise price of outstanding options and warrants (b)	Number of securities remaining available for future issuance (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders	120,000	$2.05	1,218,991	(1)

Total	120,000	$2.05	1,218,991

(1)	Represents 88,991 shares of Common Stock issuable under the Company's 2012 Stock Incentive Plan as approved by shareholders on June 28, 2012, and 500,000 shares of Common Stock issuable under the Company's 2013 Stock Incentive Plan as approved by shareholders on June 21, 2013 for use in compensating employees, officers and directors, and 630,000 shares of Common Stock underlying stock options issuable under the Company's 2014 Stock Option Incentive Plan as approved by shareholders on June 18, 2014 for use in compensating employees, officers and directors. The shares either have been, or will be registered with the Securities and Exchange Commission as employee benefit plans under Form S-8. As of May 5, 2015, there were 0 shares remaining available for issuance under the 2012 Stock Incentive Plan, 353,140 shares remaining available for issuance under the 2013 Stock Incentive Plan, and 236,112 shares remaining available for issuance under the 2014 Stock Option Incentive Plan.

EXECUTIVE EMPLOYMENT AGREEMENTS

Stephen P. Herbert

Mr. Herbert's employment agreement provides that he has been appointed Chairman and is employed as the Chief Executive Officer. The agreement provided for an initial term continuing through January 1, 2013, which is automatically renewed for consecutive one year periods unless terminated by either Mr. Herbert or the Company upon at least 90 days' notice prior to the end of the initial term or any one year extension thereof.

David M. DeMedio

Mr. DeMedio's employment agreement provides that he is employed as the Chief Financial Officer of the Company. The agreement provided for an initial term from June 30, 2011 until June 30, 2014, and will automatically continue from year to year thereafter unless terminated as of the end of the original term or any such one year renewal period by the Company or Mr. DeMedio by at least 90-days' notice. During November 2013, the Company and Mr. DeMedio entered into an amendment to his employment agreement which contained certain provisions which are described below in this Proxy Statement under the section titled "Potential Payments Upon Termination Or Change of Control".

Cary Sagady

Mr. Sagady's employment agreement provided that he was employed as Senior Vice President, Product Development. During April 2013, Mr. Sagady provided notice of termination of his employment agreement, and his employment agreement expired on June 30, 2013. Subsequent to that date, and through his retirement from the Company which was effective December 31, 2014, Mr. Sagady continued to serve as an employee of the Company with the same title and compensation as provided prior to the expiration.

Mr. Sagady was eligible to earn an annual discretionary bonus in the maximum amount of 60% of his annual base salary based upon the Company's and/or his performance. Mr. Sagady is also covered by all standard fringe and employee benefits made available to other employees of the Company, including medical and dental insurance, paid vacation and holidays, a 401(k) plan and a long-term disability plan.

Michael Lawlor

Mr. Lawlor's employment agreement provides that he is employed as Senior Vice President, Sales and Business Development through June 30, 2013. Mr. Lawlor's employment with the Company shall automatically continue for consecutive one-year periods unless terminated by either party upon notice of at least 60 days prior to the end of each one-year extension.

Mr. Lawlor is eligible to earn an annual discretionary bonus in the maximum amount of 100% of his annual base salary based upon the Company's and/or his performance. Mr. Lawlor is also entitled to be covered by all standard fringe and employee benefits made available to other employees of the Company, including medical and dental insurance, paid vacation and holidays, a 401(k) plan and a long-term disability plan.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE OF CONTROL

As noted under "Compensation Discussion & Analysis – Post Termination Compensation" on page 31 of this proxy statement, the employment agreements of our executive officers include provisions for the payment to the executives upon termination of employment under certain conditions or if a successor to the Company's business or assets does not agree to assume and perform his employment agreement as a condition to the consummation of a USA Transaction.

The term "USA Transaction" means: (i) the acquisition of fifty-one percent or more of the then outstanding voting securities entitled to vote generally in the election of directors of the Company by any person, entity or group, or (ii) the approval by the shareholders of the Company of a reorganization, merger, consolidation, liquidation, or dissolution of the Company, or the sale, transfer, lease or other disposition of all or substantially all of the assets of the Company, or (iii) a change in the composition of the Board of Directors of the Company over a period of twelve (12) months or less such that the continuing directors fail to constitute a majority of the Board.

Mr. Herbert

Mr. Herbert's employment agreement provides that if Mr. Herbert would terminate his employment with the Company for good reason, or if the Company would terminate his employment without cause, or if the Company would provide Mr. Herbert with a notice of non-renewal of his employment agreement, then the Company would pay to him a lump sum equal to two times his base salary on or before the termination of his employment and all restricted stock awards and stock options would become vested as of the date of termination.

The term "good reason," as defined in the agreement, includes: (A) a material breach of the terms of the agreement by the Company; (B) the assignment by the Company to Mr. Herbert of duties in any way materially inconsistent with his authorities, duties, or responsibilities, or a material reduction or alteration in the nature or status of his authority, duties, or responsibilities as the Chief Executive Officer of the Company; (C) the Company reduces Mr. Herbert's annual base salary; or (D) a material reduction by the Company in the kind or level of employee benefits to which Mr. Herbert is entitled immediately prior to such reduction with the result that his overall benefit package is significantly reduced unless such failure to continue a plan, policy, practice or arrangement pertains to all plan participants generally. As a condition to Mr. Herbert receiving any payments or benefits upon the termination of his employment for good reason, Mr. Herbert shall have executed and delivered (and not revoked) a release of any and all claims, suits, or causes of action against the Company and its affiliates in form reasonably acceptable to the Company.

The agreement also provides that as a condition of the consummation of a USA Transaction, the successor to the Company's business or assets would agree to assume and perform Mr. Herbert's employment agreement. If any such successor would not do so, Mr. Herbert's employment would terminate on the date of consummation of the USA Transaction, and the Company would pay to Mr. Herbert a lump sum equal to two times his base salary on or before the termination of his employment and all restricted stock awards and stock options would become vested as of the date of termination.

If Mr. Herbert's employment had been terminated as of June 30, 2014 (when the closing price per share was $2.11) (i) by him for good reason, or (ii) by the Company without cause, or (iii) if a successor to the Company's business or assets had not agreed to assume and perform his employment agreement as a condition to the consummation of a USA Transaction, then Mr. Herbert would have been entitled to receive: (a) an aggregate cash payment of twice his annual base salary or $682,454; (b) an aggregate of 24,432 shares granted to him under the 2014 LTI Stock Plan, which would become automatically vested as of the date of termination, with a value of $51,552; and (c) an aggregate of 23,809 shares previously granted to him during September 2012, which would automatically become vested as of the date of termination, with a value of $50,237.

Mr. DeMedio

The November 2013 amendment to Mr. DeMedio's employment agreement provides that (i) if following a USA Transaction, Mr. DeMedio would terminate his employment with the Company for good reason, or (ii) if the Company would terminate his employment at any time without cause, or (iii) if the Company would provide Mr. DeMedio with a notice of non-renewal of his employment agreement, then the Company would pay to him a lump sum equal to one times his base salary on or before the termination of his employment and all restricted stock awards and stock options would become vested as of the date of termination.

The term "good reason" as defined in the amendment includes any of the following which have occurred within 12 months following a USA Transaction: (A) a material breach of the terms of the agreement by the Company; (B) the assignment by the Company to Mr. DeMedio of duties in any way materially inconsistent with his authorities, duties, or responsibilities and status as Chief Financial Officer, or a material reduction or alteration in the nature or status of his authority, duties, or responsibilities as Chief Financial Officer; (C) the Company reduces Mr. DeMedio's annual base salary; or (D) a reduction by the Company in the kind or level of employee benefits to which Mr. DeMedio is entitled immediately prior to such reduction with the result that his overall benefit package is significantly reduced unless such failure to continue a plan, policy, practice or arrangement pertains to all plan participants generally. As a condition to Mr. DeMedio receiving any payments or benefits upon the termination of his employment for good reason, Mr. DeMedio shall have executed and delivered (and not revoked) a release of any and all claims, suits, or causes of action against the Company and its affiliates in form reasonably acceptable to the Company.

The amendment also provides that as a condition of the consummation of a USA Transaction, the successor to the Company's business or assets would agree to assume and perform Mr. DeMedio's employment agreement. If any such successor would not do so, Mr. DeMedio's employment would terminate on the date of consummation of the change of control, and the Company would pay to Mr. DeMedio a lump sum equal to one times his base salary and all restricted stock awards and stock options would become vested.

If Mr. DeMedio's employment had been so terminated as of June 30, 2014 (when the closing price per share was $2.11), then Mr. DeMedio would have been entitled to receive: (a) an aggregate cash payment of one times his annual base salary or $234,265; and (b) an aggregate of 12,774 shares granted to him under the 2014 LTI Stock Plan, which would become automatically vested as of the date of termination, with a value of $26,953.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

During the fiscal year 2014, Albin F. Moschner, Frank A. Petito, III, and Steven D. Barnhart served at various times as members of the Compensation Committee of our Board of Directors. No member of the Compensation Committee was, during fiscal year 2014, an officer or employee of the Company or any of our subsidiaries, or was formerly an officer of the Company or any of our subsidiaries, or had any relationships requiring disclosure by us under Item 404 of Regulation S-K of the General Rules and Regulations of the Securities and Exchange Commission.

During the last fiscal year, none of our executive officers served as: (i) a member of the compensation committee (or other committee of the board of directors performing equivalent functions or, in the absence of any such committee, the entire board of directors) of another entity, one of whose executive officers served on our Compensation Committee; (ii) a director of another entity, one of whose executive officers served on our Compensation Committee; or (iii) a member of the compensation committee (or other committee of the board of directors performing equivalent functions or, in the absence of any such committee, the entire board of directors) of another entity, one of whose executive officers served as a director on our board of directors.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis included in this Proxy Statement with the Company's management. Based upon such review and the related discussions, the Compensation Committee has recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement.

Compensation Committee

Albin F. Moschner
Steven D. Barnhart

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires each of our directors and executive officers, and each beneficial owner of more than 10% of the Company's Common Stock, to file with the Securities and Exchange Commission an initial report on Form 3 of the person's beneficial ownership of our equity securities and subsequent reports on Form 4 regarding changes in ownership. On the basis of reports of our directors and executive officers, and except as provided in the next paragraph, we believe that each person subject to the filing requirements with respect to us satisfied all required filing requirements during the 2014 fiscal year.

Albin F. Moschner filed two late Form 4s, and Deborah Arnold filed one late Form 4 during the 2014 fiscal year.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Review, Approval or Ratification of Transactions with Related Persons

Our policy is that all related party transactions, which are required to be disclosed under Item 404 of Regulation S-K promulgated under the Securities Act of 1933, as amended, are to be reviewed and approved by the Audit Committee for any possible conflicts of interest. This policy is evidenced in the Charter of the Audit Committee.

COST OF SOLICITING PROXIES

We will bear the cost of the solicitation of proxies by the Company. In addition to mail and e-mail, proxies may be solicited personally, by advertisement, via the Internet or by telephone or facsimile, by our directors, officers and other employees without additional compensation. We will reimburse brokers and other persons holding stock in their names, or in the names of nominees, for their expenses for forwarding proxy materials to principals and beneficial owners and obtaining their proxies.

SHAREHOLDER PROPOSALS FOR THE 2016 ANNUAL MEETING OF SHAREHOLDERS

Shareholder proposals submitted pursuant to Rule 14a-8 under the Exchange Act for inclusion in the Company's proxy statement for its 2016 Annual Meeting of Shareholders must be received by the Secretary of the Company at the principal offices of the Company no later than January 16, 2016, which is 120 days prior to the first anniversary of the mailing date of this proxy statement. However, if the date of the 2016 Annual Meeting shall be changed by more than 30 days from the date of the previous year's meeting, then the deadline is a reasonable time before the Company begins to print and send its proxy materials.

In order to be properly brought before the 2016 Annual Meeting, our bylaws provide that a shareholder's notice of a matter that the shareholder wishes to present (other than a matter brought pursuant to SEC Rule 14a-8), as well as any director nominations, must be received by the Secretary of the Company not less than 60 nor more than 90 days before the first anniversary of the date of the 2015 Annual Meeting. As a result, any notice given by a shareholder pursuant to these provisions of our Bylaws (and not pursuant to SEC Rule 14a-8) must be received no earlier than March 20, 2016 and no later than the close of business on April 19, 2016, unless our annual meeting date occurs more than 30 days before or 60 days after June 18, 2016. In that case, we must receive proposals not earlier than the close of business on the 90th day prior to the date of the 2016 Annual Meeting and not later than the close of business on the later of: (i) the 60th day prior to the date of the 2016 Annual Meeting, or (ii) the 10th day following the day on which we first make a public announcement of the date of the 2016 Annual Meeting.

Notices of intention to present proposals at the 2016 Annual Meeting must be addressed to: Office of the Secretary, USA Technologies, Inc., 100 Deerfield Lane, Suite 140, Malvern, Pennsylvania, 19355. We reserve the right to reject, rule out of order, or take other appropriate action with respect to any proposal that does not comply with these and other applicable requirements.

HOUSEHOLDING OF ANNUAL MEETING MATERIALS

The Company may satisfy the rules promulgated by the Securities and Exchange Commission regarding delivery of proxy statements and annual reports by delivering a single copy of these materials to an address shared by two or more Company shareholders. This delivery method is referred to as "householding" and can result in meaningful cost savings for the Company. In order to take advantage of this opportunity, the Company has delivered only one proxy statement and annual report to multiple shareholders who share an address, and who do not participate in electronic delivery of proxy materials, unless contrary instructions were received from impacted shareholders prior to the mailing date. We undertake to deliver promptly upon written or oral request a separate copy of the proxy statement and/or annual report, as requested, to a shareholder at a shared address to which a single copy of these documents was delivered. If you hold shares as a registered shareholder and prefer to receive separate copies of a proxy statement or annual report either now or in the future, please contact us at 100 Deerfield Lane, Suite 140, Malvern, Pennsylvania 19355, or phone number, 610-989-0340. If your shares are held through a broker or bank and you prefer to receive separate copies of a proxy statement or annual report either now or in the future, please contact such broker or bank.

ANNUAL REPORT ON FORM 10-K

The Company's Annual Report on Form 10-K for the fiscal year ended June 30, 2014 has been mailed with this proxy statement. In addition, we will provide without charge to any shareholder, upon the written request of any such person, a copy of our Annual Report on Form 10-K for the fiscal year ended June 30, 2014, as filed with the Securities and Exchange Commission, including the financial statements and exhibits to the Form 10-K. Requests for copies of the Form 10-K should be directed to Investor Relations Department, USA Technologies, Inc., Suite 140, 100 Deerfield Lane, Malvern, Pennsylvania 19355.

You may review our filings with the Securities and Exchange Commission by visiting our website at www.usatech.com.

By Order of the Board of Directors,

May 15, 2015	/s/ Stephen P. Herbert
STEPHEN P. HERBERT
Chairman and Chief Executive Officer

APPENDIX "A"

USA TECHNOLOGIES, INC.
2015 EQUITY INCENTIVE PLAN

1. Purpose; Effect on Predecessor Plan.
(a) The purpose of the USA Technologies, Inc. 2015 Equity Incentive Plan is to promote the long-term success of the Corporation and the creation of shareholder value by (a) encouraging Employees, Directors and Consultants to focus on critical long-range objectives, (b) encouraging the attraction and retention of Employees, Directors and Consultants with exceptional qualifications, and (c) linking Employees, Directors and Consultants directly to shareholder interests through increased equity ownership. The Plan seeks to achieve this purpose by providing for Awards in the form of restricted shares, stock awards, and stock options (which may constitute incentive stock options or non-statutory stock options).
(b) All prior equity plans of the Corporation and any outstanding awards issued thereunder shall remain in full force and effect and shall not be affected by this Plan, including the 2013 Stock Incentive Plan and the 2014 Stock Option Incentive Plan.
2.    Definitions.
(a)    "Award" shall mean stock options (including incentive stock options under Section 422 of the Code), stock awards, or restricted share awards, all on a stand-alone or combination basis, as granted under this Plan.
(b)    "Award Agreement" means a written or electronic agreement between the Corporation and each Participant setting forth the terms and conditions of each Award made under this Plan.
(c)    "Board" means the Board of Directors of the Corporation.
(d)    "Code" means the Internal Revenue Code of 1986, as amended from time to time.
(e)    "Committee" means the Compensation Committee of the Board.
(f)     "Common Stock" means the Common Stock, without par value, of the Corporation.
(g)    "Consultant" shall mean a consultant or advisor who provides bona fide services to the Corporation as an independent contractor (not including service as a member of the Board) in each case who is not an Employee.
(h)    "Corporation" means USA Technologies, Inc., a Pennsylvania corporation.
(i)     "Director" means a member of the Board who is not an employee of, or paid consultant to, the Corporation.
(j)     "Effective Date" means June 18, 2015, the date of the approval of the Plan by the shareholders of the Corporation.
(k)    "Employee" means an employee or prospective employee of the Corporation, including any employee who is also a director of the Corporation.
(l)     "Exchange Act" means the Securities Exchange Act of 1934, as amended.
(m)    "Fair Market Value" means the last reported sale price on The Nasdaq Stock Market on the relevant valuation date or, if there were no sales on the valuation date, on the next preceding date on which such selling prices were recorded.
(n)    "Participant" means an Employee, Director or a Consultant who has been granted an Award under the Plan.
(o)    "Plan" means this USA Technologies, Inc. 2015 Equity Incentive Plan, as amended form time to time.

(p)    "Replacement Award" means an Award granted in place of outstanding Awards in connection with a Change of Control if: (i) it is of the same type as the replaced Award; (ii) it has a value intended to preserve the value of the replaced Award; (iii) it relates to publicly traded equity securities of the Corporation or its successor in the Change of Control or another entity that is affiliated with the Corporation or its successor following the Change of Control; and (iv) its other terms and conditions are not less favorable to the Participant than the terms and conditions of the replaced Award (including the provisions that would apply in the event of a subsequent Change of Control). Without limiting the generality of the foregoing, the Replacement Award may take the form of a continuation of the replaced Award if the requirements of the preceding sentence are satisfied. The determination of whether the conditions for Replacement Awards are satisfied shall be made by the Board, as constituted immediately before the Change of Control, in its sole discretion.
3.    Eligibility. Any Employee, Director or Consultant selected by the Committee is eligible to receive an Award. Only Employees shall be eligible for an Award of incentive stock options.
4.    Plan Administration.
(a)    Except as otherwise determined by the Board, the Plan shall be administered by the Committee. The Committee shall make determinations with respect to the participation of Employees, Directors and Consultants in the Plan and, except as otherwise required by law or this Plan, the terms of Awards, including vesting schedules, price, length of relevant performance, restriction or vesting periods, post-retirement and termination rights, and such other terms and conditions as the Committee deems appropriate.
(b)    The Committee shall have authority to interpret and construe the provisions of the Plan and the Award Agreements and make determinations pursuant to any Plan provision or Award Agreement which shall be final and binding on all persons. No member of the Committee shall be liable for any action or inaction or or determination made in good faith with respect to the Plan or any Award.
(c)    If Awards are to be made under the Plan to an Employee who is an executive officer of the Company (i.e., an officer who is required to file reports under Section 16 of the Exchange Act) or to a Director, any such award shall also be approved by the Board of Directors.
(d)    Subject to any and all other authority of the Committee under the Plan, the Chairman and Chief Executive Officer of the Company may designate Employees (other than officers who are required to file reports under Section 16 of the Exchange Act) to receive Awards and the number of Awards to be received by such persons; provided, however, that the Committee and the Chairman and Chief Executive Officer shall on an annual basis agree upon and specify the total number of Awards that may be so designated.
5.    Stock Subject to the Provisions of this Plan. The stock subject to the provisions of this Plan shall be made available from shares of authorized but unissued Common Stock. Subject to adjustment in accordance with the provisions of Section 10, the total number of shares of Common Stock which may be issued under the Plan or with respect to which all Awards may be granted shall not exceed 1,250,000 (all of which may be issued in connection with incentive stock options). To the extent the Company grants a stock option, stock award, or restricted share, the number of shares of Common Stock that remain available for future grants under the Plan shall be reduced by an amount equal to the number of shares subject to such Award.
Upon a cancellation, termination, forfeiture, expiration before exercise, or lapse for any reason of any Award (or portion thereof), including by reason of failure to meet time-based vesting requirements or to achieve performance goals, then the number of shares of Common Stock underlying any such Award, which were not issued as a result of any of the foregoing actions shall again be available for the purposes of Awards under the Plan. Notwithstanding anything to the contrary contained herein, shares of Common Stock subject to an Award under this Plan shall not again be available for issuance under this Plan if such shares are: (i) shares that were subject to a stock option and were not issued or delivered upon the net settlement or net exercise of such stock option ; (ii) shares delivered to or withheld by the Corporation to satisfy the purchase price or tax withholding obligations relating to an outstanding Award; or (iii) shares that are repurchased by the Corporation with proceeds received from payment of the exercise price of a stock option.
6.    Awards under this Plan. As the Committee may determine, the following types of Awards may be granted under this Plan on a stand-alone or combination basis:
(a)    Stock Option. A right to buy a specified number of shares of Common Stock at a fixed exercise price during a specified time, all as the Committee may determine. The exercise price of any stock option shall not be less than 100% of the Fair Market Value of a share of Common Stock on the date of grant of such Award. Each Award Agreement shall specify the date when all or any installment of the stock option is to become exercisable. Each stock option shall vest and become exercisable in one or more installments at such time or times and subject to such conditions, including without limitation the achievement of specified performance goals or objectives, as shall be determined by the Committee. No stock option shall be exercised later than seven (7) years after its date of grant.

(b)    Incentive Stock Option. An Award in the form of a stock option which is intended to comply with the requirements of Section 422 of the Code or any successor section of the Code, as it may be amended from time to time.
(c)    Restricted Shares. A transfer of Common Stock to a Participant, subject to such restrictions on transfer or other incidents of ownership, or subject to specified vesting or performance conditions or goals, for such periods of time as the Committee may determine. Unless otherwise set forth in the Award Agreement, and subject to the terms and conditions of a restricted share Award, the Participant shall have all rights as a shareholder of the Corporation, including, but not limited to, voting rights and the right to participate in any capital adjustment applicable to all holders of Common Stock.
(d)    Stock Award. An unrestricted transfer of ownership of Common Stock.
The Committee may establish performance criteria or goals with respect to any Award and such performance criteria or goals shall be set forth in the Award Agreement.
7.    Award Agreements.
(a)    Each Award under the Plan shall be evidenced by an Award Agreement. Delivery of an Award Agreement to each Participant shall constitute an agreement, subject to Section 9 hereof, between the Corporation and the Participant as to the terms and conditions of the Award.
(b)    No Award may become exercisable or may vest prior to the first anniversary of the date of grant; provided, that, such restrictions shall not apply to (i) Awards to newly hired Employees, or (ii) Awards granted under this Plan with respect to the number of shares of Common Stock which, in the aggregate, does not exceed five percent (5%) of the total number of shares initially available for Awards under this Plan (subject to adjustment pursuant to Section 10). Notwithstanding the foregoing, (i) any Award Agreement may provide for any additional vesting requirements, including but not limited to longer periods of required employment or the achievement of performance goals or (ii) any Award Agreement may provide that all or a portion of the shares subject to such Award shall vest immediately or, alternatively, vest in accordance with the vesting schedule but without regard to the requirement for continued employment in the case of termination by the Corporation without cause (as defined in the Award Agreement), termination by the Participant due to constructive discharge or good reason (as defined in the Award Agreement), or termination of employment due to death, disability, layoff, retirement or divestiture.
8.    Other Terms and Conditions.
(a)    No Assignment; Limited Transferability of Stock Options. Except as provided below, no Award granted under the Plan may be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated, other than by will or by the laws of descent and distribution. Notwithstanding the foregoing, the Committee may, in its discretion, authorize all or a portion of the stock options (other than incentive stock options) granted to a Participant to be on terms which permit transfer by such Participant to:
(i)    the spouse, children or grandchildren of the Participant ("Immediate Family Members");
(ii)    a trust or trusts for the exclusive benefit of such Immediate Family Members; or
(iii)    a partnership in which such Immediate Family Members are the only partners; provided that:
(A) there may be no consideration for any such transfer;
(B) the Award Agreement pursuant to which such stock options are granted expressly provides for transferability in a manner consistent with this Section 8(a); and
(C) subsequent transfers of transferred stock options shall be prohibited.

Following transfer, any such stock options shall continue to be subject to the same terms and conditions as were applicable immediately prior to transfer. The provisions of the stock option relating to the period of exercisability and expiration of the stock option shall continue to be applied with respect to the original Participant, and the stock options shall be exercisable by the transferee only to the extent, and for the periods, set forth in the Award Agreement.
(b)    Termination of Employment. The termination of each Award in the event of the retirement, disability, death or other termination of a Participant's employment or service, shall be as determined by the Committee and set forth in the Award Agreement.
(c)     Rights as a Shareholder. A Participant shall have no rights as a shareholder with respect to Common Stock covered by an Award until the date the Participant or his nominee, guardian or legal representative is the holder of record.
(d)    Payments by Participants. The Committee may determine that the exercise price of stock options covered by an Award may be payable: (i) in cash by personal check, bank draft or money order payable to the order of the Corporation, by money transfers or direct account debits; (ii) through the delivery or deemed delivery based on attestation to the ownership of previously acquired shares of Common Stock with a Fair Market Value equal to the total payment due from the Participant; (iii) authorizing the Corporation to withhold whole shares of Common Stock which would otherwise be delivered having an aggregate Fair Market Value, determined as of the date of exercise, equal to the amount necessary to satisfy such obligation; (iv) by a combination of the methods described in (i), (ii) and (iii) above; (v) except as may be prohibited by applicable law, in cash by a broker-dealer acceptable to the Corporation to whom the Participant has submitted an irrevocable notice of exercise; or (vi) by such other methods as the Committee may deem appropriate.
(e)    Withholding. The Corporation shall have the right to require, prior to the issuance or delivery of any shares of Common Stock, payment by the holder of such Award of any federal, state, local or other taxes which may be required to be withheld or paid in connection with such Award. An Award Agreement may provide that (i) the Corporation shall withhold whole shares of Common Stock which would otherwise be delivered to a holder, having an aggregate Fair Market Value determined as of the date the obligation to withhold or pay taxes arises in connection with an Award (the "Tax Date"), in the amount necessary to satisfy any such obligation or (ii) the holder may satisfy any such obligation by any of the following means: (A) a cash payment to the Corporation, (B) delivery (either actual delivery or by attestation procedures established by the Corporation) to the Corporation of previously owned whole shares of Common Stock having an aggregate Fair Market Value, determined as of the Tax Date, equal to the amount necessary to satisfy any such obligation, (C) authorizing the Corporation to withhold whole shares of Common Stock which would otherwise be delivered having an aggregate Fair Market Value, determined as of the Tax Date, or withhold an amount of cash which would otherwise be payable to a holder, in either case equal to the amount necessary to satisfy any such obligation, (D) in the case of the exercise of a stock option, a cash payment by a broker-dealer acceptable to the Corporation to whom the Participant has submitted an irrevocable notice of exercise or (E) any combination of (A), (B) and (C).
(f)     No Repricing or Cancellation for Cash. Notwithstanding anything in this Plan to the contrary and subject to Sections 10 and 12, without the approval of the shareholders of the Corporation, neither the Board nor the Committee will amend any previously granted Award to (i) reduce the exercise price of an outstanding stock option, (ii) cancel an outstanding stock option in exchange for another stock option with a lower exercise price, or (iii) cancel any previously granted stock option in exchange for cash or another Award if the exercise price of such stock option exceeds the Fair Market Value of a share of Common Stock on the date of such cancellation.
9.    Amendments, Modification and Termination. The Board may at any time and from time to time, terminate, suspend or discontinue this Plan. The Board of Directors may at any time and from time to time, alter or amend this Plan, subject to any requirement of shareholder approval imposed by applicable law, rule or regulation, provided that any material amendment to the Plan will not be effective unless approved by the Corporation's shareholders. No termination, amendment, or modification of the Plan shall adversely affect in any material way any Award previously granted under the Plan, without the written consent of the Participant holding such Award.
10.    Adjustment of Shares.
(a)     In the event of a subdivision of the outstanding Common Stock, a declaration of a dividend payable in Common Stock, a declaration of a dividend payable in a form other than Common Stock in an amount that has a material effect on the price of the Common Stock, a combination or consolidation of the outstanding Common Stock (by reclassification or otherwise) into a lesser number of shares, a recapitalization, a spin-off or a similar occurrence, the Committee shall make appropriate and equitable adjustments in:

(i)  The number of shares of Common Stock subject to Awards available for future awards under Section 5;
(ii)  The number of shares of Common Stock covered by each outstanding Award; and
(iii)  The exercise price under each outstanding stock option.
 Except as provided in this Section 10, a Participant shall have no rights by reason of any issue by the Company of stock of any class or securities convertible into stock of any class, any subdivision or consolidation of shares of stock of any class, the payment of any stock dividend or any other increase or decrease in the number of shares of stock of any class. The decision of the Committee regarding any such adjustment shall be final, binding and conclusive.
(b)   Except as provided in this Section 10, a Participant shall have no rights by reason of any subdivision or consolidation of shares of stock of any class, the payment of any dividend or any other increase or decrease in the number of shares of stock of any class. Any issue by the Company of shares of stock of any class, or securities convertible into shares of stock of any class, shall not affect, and no adjustment by reason thereof shall be made with respect to, the number or exercise price of shares of Common Stock subject to an Award, including a stock option. The grant of an Award pursuant to the Plan shall not affect in any way the right or power of the Company to make adjustments, reclassifications, reorganizations or changes of its capital or business structure, to merge or consolidate or to dissolve, liquidate, sell or transfer all or any part of its business or assets.
11.    Rights as Employees, Directors or Consultants. No person shall have any claim or right to be granted an Award, and the grant of an Award shall not be construed as giving a Participant the right to be retained in the employ of or as a Director of or as a consultant to the Corporation. Further, the Corporation expressly reserves the right at any time to dismiss a Participant free from any liability, or any claim under the Plan, except as provided herein or in any Award Agreement issued hereunder.
12.    Change of Control.
(a)     Notwithstanding anything contained in this Plan or any Award Agreement to the contrary, in the event of a Change of Control (as defined below) pursuant to which the outstanding Awards are not replaced with a Replacement Award, the following shall occur upon a Change of Control with respect to any such Awards outstanding as of such Change of Control:
(i)    any and all stock options granted hereunder shall become immediately exercisable, and shall remain exercisable for the remainder of their term, subject to any limitations on such term provided in the Award Agreement or pursuant to Section 8(b) hereof;
(ii)    any restrictions imposed on restricted shares shall lapse and shall become fully vested;
(iii)    unless otherwise specified in a Participant's Award Agreement at time of grant, the payout opportunities attainable under all outstanding Awards subject to performance-based vesting conditions shall be earned based on actual performance through the effective date of the Change of Control and the vesting of all such Awards shall be accelerated as of the effective date of the Change of Control; and
(iv)    the Board (as constituted prior to such Change of Control) may, in its discretion, require outstanding Awards, in whole or in part, to be surrendered to the Corporation by the holder, and to be immediately cancelled by the Corporation, and to provide for the holder to receive (1) a cash payment in an amount equal to (a) in the case of a stock option, the number of shares of Common Stock then subject to the portion of such Award surrendered multiplied by the excess, if any, of the highest per share price offered to holders of Common Stock in any transaction whereby the Change of Control takes place, over the purchase price per share of Common Stock subject to such Award, (b) in the case of restricted shares, the number of shares of Common Stock then subject to the portion of such Award surrendered to the extent the performance criteria (if any) applicable to such Award are satisfied pursuant to Section 12(a)(iii) multiplied by the highest per share price offered to holders of Common Stock in any transaction whereby the Change of Control takes place; (2) shares of capital stock of the corporation resulting from such Change of Control, or a parent corporation thereof, having a fair market value not less than the amount determined under clause (1) above; or (3) a combination of the payment of cash pursuant to clause (1) above and the issuance of shares pursuant to clause (2) above.
(b)    Except as otherwise provided for in Section 12(a), notwithstanding anything contained in this Plan or any Award Agreement to the contrary, in the event of the termination of a Participant's employment by the Corporation without cause (as defined the Award Agreement) or, to the extent permitted in the Award Agreement, the termination of a Participant's employment by the Participant for a constructive termination or good reason (as defined in the Award Agreement), in each case, within the 18-month period following the occurrence of a Change of Control, then the following shall occur with respect to any and all Awards held by the Participant as of such termination of employment:

(i)    any and all stock options shall become immediately exercisable, and shall remain exercisable for the remainder of their term, subject to any limitations on such term provided in the Award Agreement or pursuant to Section 8(b) hereof;
(ii)    any restrictions imposed on restricted shares shall lapse and shall become fully vested; and
(iii)    unless otherwise specified in a Participant's Award Agreement at the time of grant, with respect to Awards subject to performance-based vesting conditions, (y) in the event the termination of employment occurs during the first twelve months of a performance period, all unvested Awards shall be prorated based on the greater of (1) actual performance through the date of termination of employment and (2) target performance, with the Award prorated based on the number of full months the employee participated in the performance period, and the vesting of all such Awards shall be accelerated as of the effective date of such termination of employment, and (z) in the event the termination of employment occurs on or after the first anniversary of the commencement of the performance period, all unvested Awards shall be earned at the greater of (1) actual performance through the date of the termination of employment and (2) target performance.
(c)    A "Change of Control" of the Corporation shall be deemed to have occurred upon the happening of any of the following events:
(i) the acquisition by any person, entity or group required to file (or which  would be required to file if the Corporation had been subject to such provisions) a Schedule 13D or Schedule 14d-1 promulgated under the Exchange Act or any acquisition by any person entitled to file (or which would be entitled to file if the Corporation had been subject to such provisions) a Form 13G under the Exchange Act with respect to such acquisition of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 51% or more of  the Corporation's then outstanding voting securities entitled to vote generally in the election of  Directors (the "Outstanding Shares"); or
(ii)            a change in the composition of the Board of the Corporation over a period of twenty-four (24) months or less such that the Continuing Directors (as defined below) fail to constitute a majority of the Board (or, if applicable, the Board of Directors of a successor corporation to the Corporation). The term "Continuing Director" means at any date a member of the Board (i) who was a member of the Board on the date of the execution of this Agreement, or (ii) who was nominated or elected subsequent to such date by at least a majority (but not less than three) of the directors who were Continuing Directors at the time of such nomination or election or whose election to the Board was recommended or endorsed by at least a majority (but not less than three) of the directors who were Continuing Directors at the time of such nomination or election, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of any person, entity or group other than the Board of the Corporation; or
(iii) (x) the consummation of a merger, reorganization, or consolidation of the Corporation with any other entity, whether or not the Corporation is the surviving entity in such transaction, (y) the approval by the shareholders of a plan or proposal for the liquidation or dissolution of the Corporation, or (z) the sale, transfer, lease or other disposition of all or substantially all of the assets of the Corporation (hereinafter, a "Business Combination").
Notwithstanding subsection (iii) above, and other than in connection with a liquidation or dissolution of the Corporation referred to in subsection (iii)(y) above, a Business Combination described in subsection  (iii)  above shall not constitute  a Change of Control if following such Business Combination,  (A) all or substantially all of the individuals and entities who were the beneficial owners of the Outstanding Shares immediately prior to such Business Combination beneficially own, directly or indirectly, more than  51% of   the Outstanding Shares of the entity resulting from such business combination (including without limitation, an entity which as a result of such transactions owns  the Corporation  or all or substantially all of the Corporation's assets either directly or through one or more subsidiaries), and  (B) no person owns, directly or indirectly, 49% or more of the Outstanding Shares  of the entity resulting from such Business Combination  except to the extent that such ownership existed prior to the Business Combination.
13. Legal and Regulatory Requirements. Shares of Common Stock shall not be issued under the Plan or upon exercise of any stock option granted under the Plan unless the issuance and delivery of such shares complies with (or is exempt from) all applicable requirements of law, including (without limitation) the Securities Act of 1933, as amended, the rules and regulations promulgated thereunder, state securities laws and regulations and the regulations of any stock exchange on which the Corporation's securities may then be listed, and the Corporation has obtained the approval or favorable ruling from any governmental agency which the Corporation determines is necessary or advisable. The Corporation shall not be liable to a Participant or other persons as to: (a) the non-issuance or sale of shares of Common Stock as to which the Corporation has been unable to obtain from any regulatory body having jurisdiction the authority deemed by the Corporation's counsel to be necessary to the lawful issuance and sale of any shares of Common Stock under the Plan or pursuant to the exercise of a stock option granted under the Plan; and (b) any tax consequences expected, but not realized, by any Participant or other person due to the receipt, exercise or settlement of any Award, including any stock option granted under the Plan.

14.    Governing Law. To the extent that federal laws do not otherwise control, the Plan and all Award Agreements hereunder shall be construed in accordance with and governed by the law of the Commonwealth of Pennsylvania.
15.    Term. The Plan shall remain in effect until terminated by the Board, provided, however, that no incentive stock option shall be granted under this Plan on or after the ten year anniversary of the Effective Date.
16.    Awards Subject to Clawback. The Awards granted under this Plan and any shares of Common Stock delivered pursuant to an Award are subject to forfeiture, recovery by the Corporation or other action pursuant to the applicable Agreement or any clawback or recoupment policy or as required under applicable law.
17.  Form S-8.
(a) Promptly upon the approval of this Plan by the shareholders, the Corporation shall, at its cost and expense, register under the Securities Act of 1933 pursuant a to Form S-8 registration statement all of the Common Stock issuable under the Plan.
(b) Notwithstanding anything else set forth herein, an award shall not be made to any Director, Consultant or Employee unless such person is eligible to receive Common Stock which has been registered under a Form S-8 registration statement. In this regard, any Common Stock issuable to a Consultant or Director shall be issued to an individual who provided bona fide services to the Company and such services shall not be in connection with the offer or sale of securities in a capital-raising transaction, and shall not directly or indirectly promote or maintain a market for the Corporation's securities.
(c) The documents incorporated by reference in Item 3 of Part II of the Form S-8 registration statement, and any additional information about the Corporation, the Plan and the Committee may be obtained, without charge, upon written request made to the Corporation at 100 Deerfield Lane, Suite 140, Malvern, PA 19355, Attn: Stephen P. Herbert, Chief Executive Officer, or by calling 610-989-0340.

ANNUAL MEETING OF SHAREHOLDERS OF
USA TECHNOLOGIES, INC.
June 18, 2015
PROXY VOTING INSTRUCTIONS

INTERNET - Access "www.voteproxy.com" and follow the on-screen instructions or scan the QR code with your smartphone. Have your proxy card available when you access the web page.
COMPANY NUMBER
TELEPHONE - Call toll-free 1-800-PROXIES (1-800-776-9437) in the United States or1-718-921-8500 from foreign countries from any touch-tone telephone and follow the instructions. Have your proxy card available when you call.

ACCOUNT NUMBER
Vote online/phone until 11:59 PM EST the day before the meeting.

MAIL - Sign, date and mail your proxy card in the envelope provided as soon as possible.

IN PERSON - You may vote your shares in person by attending the Annual Meeting.

GO GREEN - e-Consent makes it easy to go paperless. With e-Consent, you can quickly access your proxy material, statements and other eligible documents online, while reducing costs, clutter and paper waste. Enroll today via www.amstock.com to enjoy online access.

NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL: The proxy statement, proxy card and annual report on Form 10-K are available at -http://www.astproxyportal.com/ast/14591

Please detach along perforated line and mail in the envelope provided IF you are not voting via telephone or the Internet.
The Board of Directors recommends a vote FOR all nominees listed in Proposal 1, and FOR Proposals 2, 3 and 4.
PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

1.	Election of Directors:				2.	Ratification of the appointment of McGladrey LLP as the independent registered public accounting firm of the Company for fiscal year ending June 30, 2015.
NOMINEES:
	☐	FOR ALL NOMINEES
			¡	Steven D. Barnhart		☐	FOR	☐	AGAINST	☐	ABSTAIN
	☐	WITHHOLD AUTHORITY	¡ ¡	Joel Brooks Stephen P. Herbert
			¡	Albin F. Moschner	3.	Approval of the 2015 Equity Incentive Plan
	☐	FOR ALL EXCEPT	¡	William J. Reilly, Jr.
		(see instructions below)	¡	William J. Schoch		☐	FOR	☐	AGAINST	☐	ABSTAIN

					4.	Advisory vote on named executive officer compensation
		INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark "FOR ALL EXCEPT" and fill in the circle next to each nominee you wish to withhold,				☐	FOR	☐	AGAINST	☐	ABSTAIN
		as shown here: ●			5.	In their discretion, the proxies are authorized to vote upon such other business as may properly come before the Annual Meeting and any adjournment thereof.

To change the address on your account, please check the box at right and indicate your new address in the address space above.
Please note that changes to the registered name(s) on the account may not be submitted via this method.  ☐
Signature of Shareholder:	Date:	Signature of Shareholder:	Date:
Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

USA TECHNOLOGIES, INC.

2015 ANNUAL MEETING OF SHAREHOLDERS
JUNE 18, 2015
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned, revoking all prior proxies, hereby appoint(s) Stephen P. Herbert and David M. DeMedio, or either of them, with full power of substitution, as proxies to represent and vote, as designated on the reverse side, all shares of Common Stock and Series A Preferred Stock of USA Technologies, Inc., held of record by the undersigned at the close of business on May 5, 2015, at the Annual Meeting of Shareholders to be held on June 18, 2015 and at any adjournment thereof.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF THE COMPANY. A SHAREHOLDER WISHING TO VOTE IN ACCORDANCE WITH THE RECOMMENDATIONS OF THE BOARD OF DIRECTORS NEED ONLY SIGN AND DATE THIS PROXY AND RETURN IT IN THE ENCLOSED ENVELOPE. THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, THE SHARES WILL BE VOTED FOR THE PROPOSALS SET FORTH HEREIN.

Attendance of the undersigned at the meeting or any adjourned session thereof will not be deemed to revoke the proxy unless the undersigned shall affirmatively indicate the intention of the undersigned to vote the shares represented hereby in person.

(Continued and to be signed on the reverse side)